UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Kirby Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Kirby Corporation

NOTICE OF 2022 ANNUAL MEETING
& PROXY STATEMENT

COTTLE
WILMINGTON, DE

PURPOSE

To be the most trusted marine transportation and equipment distribution and services partner, reliably meeting our customer's needs in a safe, environmentally responsible, socially sensitive, and profitable way.

VISION

Recognized as an essential and preeminent company by our customers; leveraging core competencies and innovation in each of our businesses to generate superior value for all our stakeholders.

OUR GUIDING PRINCIPLE IS NO HARM to people, the environment, or equipment. Safety is at the core of everything we do and always informs our decision-making.

The Kirby Way
SAFETY
PEOPLE
EXCELLENCE
COMMUNITY
INTEGRITY

OUR PEOPLE MAKE THE DIFFERENCE. We invest in the tools and resources to empower our employees and we promote a workplace that values mutual respect, knowledge sharing, and teamwork.

DO THE RIGHT THING by having the highest ethical standards while always being transparent and accountable for your actions.

CREATING VALUE for our customers and shareholders by providing the highest-quality service and products.

SHARING OUR SUCCESS with each other and the communities where we live and work by protecting the environment and encouraging volunteerism.

KIRBY

KIRBY | 2022 PROXY STATEMENT	PROXY SUMMARY 1

2	Letter to Stockholders

3	Notice of Annual Meeting of Stockholders

4	Proxy Materials

5	Proxy Summary

5	Board Composition & Experience
6	Financial Summary
7	Corporate Governance
8	Governance Highlights
9	Compensation Highlights
11	Corporate Sustainability
12	Stakeholder Engagement

13	Voting Item 1: Election of Directors

14	Nominees for Election (Proposal 1)
15	Directors Continuing in Office

19	Board of Directors

19	Director Independence
19	Risk Oversight
19	Board Leadership Structure
20	Board Committees
20	Audit Committee
21	Compensation Committee
21	ESG and Nominating Committee
22	Attendance at Meetings
22	Director Compensation

25	Transactions with Related Persons

26	Voting Item 2: Audit Committee Matters

26	Ratification of Selection of KPMG LLP (Proposal 2)
26	Fees Paid to KPMG LLP

27	Audit Committee Report

28	Voting Item 3: Executive Compensation

28	Advisory Vote on Executive Compensation (Proposal 3)
28	Compensation Discussion and Analysis
28	Executive Summary
32	Elements of Compensation
38	Other Compensation Matters

39	Compensation Committee Report

40	Compensation Tables

40	Summary Compensation Table
41	Grants of Plan Based Awards
42	Outstanding Equity Awards
43	Options Exercises and Stock Vested
43	Nonqualified Deferred Compensation
44	Equity Compensation Plan Information
44	Potential Payments upon Change in Control

46	Beneficial Ownership of Common Stock

46	Beneficial Ownership of Directors and Executive Officers
47	Principal Stockholders

48	CEO Pay Ratio

49	Other Business

50	Stockholder Proposals for 2023 Annual Meeting

50	Solicitation of Proxies

50	Voting

Appendix

A-1	Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items
B-1	Appendix B: Reconciliation of GAAP Net Earnings Attributable to Kirby to Non-GAAP Adjusted EBITDA

2	KIRBY | 2022 PROXY STATEMENT

March 4, 2022

DEAR FELLOW STOCKHOLDERS,

On behalf of the Board of Directors (the “Board”), we cordially invite you to attend Kirby Corporation’s (“Kirby” or the “Company”) 2022 Annual Meeting of Stockholders. Information concerning the matters to be voted upon at the meeting is contained in this Notice of the 2022 Annual Meeting and our Proxy Statement.

2021 was a challenging year with the pandemic still ongoing and historic weather events including Winter Storm Uri and Hurricane Ida. In a difficult environment, Kirby continued to stay the course, and as the year progressed our markets improved. We exited the year in a stronger position and look forward to improving financial results in 2022. Our core values of No Harm to People, No Harm to Equipment, and No Harm to the Environment continued to guide our Company and our hard-working and dedicated team. I’d like to recognize our employees for their focus and resilience, as well as their achievement of improving our overall safety results.

Looking at our business, in marine transportation, the year began with weak refinery and petrochemical demand due to the pandemic, resulting in low barge utilization and poor market fundamentals. Market conditions deteriorated further following Winter Storm Uri, which closed many of our customer’s plants for several weeks. After several months of these tough market conditions, refinery utilization rebounded strongly during the spring, but softened somewhat during the summer with the onset of the COVID-19 Delta variant and a tough hurricane season. In our coastal business, we retired and sold assets, resulting in a significant one-time impairment charge in the third quarter. While these actions were difficult, they allow us to focus on our best assets, improve our competitiveness, and improve profitability going forward. In the fourth quarter, as the overall economy strengthened, inland market conditions rapidly improved, barge utilization rates increased, and term contracts renewed higher for the first time in nearly two years, setting the stage for a much better 2022.

In distribution and services (“D&S”), we saw a year of significant improvement with the oil and gas markets strengthening, economic activity rising, and demand for our environmentally friendly oilfield equipment increasing. Like many companies around the globe, significant supply chain issues resulting from the pandemic impacted our D&S business and contributed to delays in our operations. Despite this, I am happy to report that we maintained our focus on cost control and delivered profitable segment results in 2021. Finally, late in the year, Kirby purchased the assets of a small energy storage system business which will help to further our environmentally friendly product offerings in the oilfield and across many commercial and industrial applications.

On that note, Kirby’s commitment to furthering its environmental, social, and governance (“ESG”) journey also continued in 2021. We continued to advance our emissions data projects, allowing us to better measure our impact on the environment. With this information, we are in the process of developing a new long-term emissions reduction target which we hope to publish in the near future. At the Board level, we elected Shawn D. Williams, who brings a history of success and impressive experience to our Board. And finally, while the severe weather events of 2021 impacted our businesses, they also took a toll on many Kirby employees and their families. I’m pleased to report that Kirby and our employees together raised nearly $750,000 for the Kirby Disaster Relief Fund which provided critical emergency funds and supplies to our fellow coworkers in need.

As we move into 2022 and as the COVID-19 pandemic and supply chain issues subside, we believe market conditions will continue to improve and create strong opportunities across our businesses. I want to thank our employees and stockholders for supporting Kirby through a difficult year. We ended 2021 on solid footing, and I believe it sets the tone for a positive 2022!

Your vote is important to us, regardless of the number of shares you hold or whether you plan to attend the meeting. Once you have reviewed the proxy materials and have made your decision, please vote your shares using one of the methods outlined in the Proxy Statement. Thank you for your continued support and for investing in Kirby Corporation.

Sincerely, DAVID W. GRZEBINSKI President and Chief Executive Officer

KIRBY | 2022 PROXY STATEMENT	3

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholders:
On behalf of the Board of Directors, we cordially invite you to attend the 2022 Annual Meeting of Stockholders of Kirby Corporation to be held at: 55 Waugh Drive, Suite 1100, Houston, Texas 77007 on Tuesday, April 26, 2022, at 10:00 a.m. (CDT) at Kirby’s principal executive offices.

Proposals to be voted on at the Kirby Corporation 2022 Annual Meeting of Stockholders are as follows:
1.	Election of three Class III directors;
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2022; and
3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2022. Please remember that your shares cannot be voted unless you sign and return a paper proxy card, vote during the Annual Meeting, or vote your shares via the phone or internet. All participants who attend the Annual Meeting will be allowed to ask questions to management during the meeting.

Important Notice Regarding the Availability of Proxy Materials for Our 2022 Annual Meeting of Stockholders

We are pleased to take advantage of Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials, including this Proxy Statement, a proxy card or voting instruction form, and our Annual Report on Form 10-K (collectively, the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. The Notice is first being sent to and the Proxy Materials are first being made available to stockholders on or about March 17, 2022. The Proxy Materials are available at www.proxydocs.com/KEX.

Your Vote Is Important

Your vote is important. Whether you intend to attend the meeting or not, please ensure that your shares will be represented by completing, signing, and returning your proxy card, or by voting via the phone or internet.

At the Meeting	Telephone 866-430-8285	Internet www.proxypush.com/KEX	Mail Fill out your proxy card and submit by mail.

Sincerely,

AMY D. HUSTED

Vice President, General Counsel and Secretary

4	KIRBY | 2022 PROXY STATEMENT

PROXY MATERIALS

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees, and certain executive officers. This year you are being asked to:

1.	Elect three Class III directors;

2.	Ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2022; and

3.	Cast an advisory vote on executive compensation.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation to be voted at the Annual Meeting of Stockholders to be held on April 26, 2022, at 10:00 a.m. (CDT). Stockholders of record at the close of business on March 1, 2022, will be able to attend the 2022 Annual Meeting at Kirby’s executive offices located at 55 Waugh Drive, Suite 1100, Houston, Texas 77007.

The mailing address of Kirby’s principal executive offices is P.O. Box 1745, Houston, Texas 77251-1745.

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.

Unless the context requires otherwise, the terms “Kirby,” “the Company,” “our,” “we,” “us,” and similar terms refer to Kirby Corporation, together with its consolidated subsidiaries.

KIRBY | 2022 PROXY STATEMENT	PROXY SUMMARY 5

BOARD COMPOSITION & EXPERIENCE

Positions Held / Qualifications	Current or Former CEO 100%	Board Experience (non-Kirby) 78%	Board Chairman 56%

The following matrix displays the most significant skills and qualifications that each Director possesses. The ESG and Nominating Committee reviews the composition of the Board as a whole periodically to ensure that the Board maintains a balance of knowledge and experience and to assess the skills and characteristics that the Board may find valuable in the future and in the long-term interest of stockholders.

(M) – Male                (F) – Female                (C) – Caucasian                (A) – African American

AVERAGE TENURE: 8 YEARS

*	C. Sean Day concludes his board service at the 2022 Annual Meeting, and thus his information is not incorporated in the board composition.

6 PROXY SUMMARY	KIRBY | 2022 PROXY STATEMENT

2021 FINANCIAL SUMMARY

In 2021, consolidated revenues increased 3% to $2.25 billion. The year-on-year improvement was primarily due to increased demand in the distribution and services segment and higher fuel rebills in marine transportation which were largely offset by reduced term and spot contract pricing in the inland marine business. Net earnings attributable to Kirby, excluding one-time items1, were $0.56 per share in 2021.

Marine transportation revenues declined 6% to $1.32 billion during 2021. The reduction was primarily due to an 8% decline in the inland marine business principally due to reduced term and spot contract pricing. This reduction was partially offset by increased fuel rebills as a result of rising diesel prices throughout the year. From an inland market perspective, the year started slow with continued weak customer demand, a poor pricing environment, and low barge utilization. Challenging market conditions were made worse by Winter Storm Uri, which systematically shut down the entire refinery and petrochemical complex along the Texas Gulf Coast for many weeks. In the second quarter, the inland market materially improved; however, the onset of the COVID-19 Delta variant and the impact of Hurricane Ida in the third quarter led to further reductions in demand and barge utilization. By the fourth quarter, spot market conditions began to materially improve as the U.S. economy recovered and customers ramped-up production levels following the catastrophic hurricane. Barge utilization ultimately increased into the mid-to high 80% range, and term contracts renewed higher for the first time since the pandemic began, which we believe sets the stage for a materially improved market in 2022.

In coastal marine, revenues increased modestly compared to 2020. Throughout 2021, the coastal business was challenged by poor spot market demand and an oversupplied barge market which ultimately contributed to low barge utilization for much of the year. In the third quarter, the Company took concrete actions to improve this business through the sale of its marine assets in Hawaii and the retirement of laid-up wire tank barges and tugboats. These actions resulted in a sizeable one-time impairment charge totaling $340.7 million before-tax, or $4.58 per share after-tax. While these actions were difficult, they enable a pathway to enhanced earnings going forward. In the fourth quarter, coastal’s results reflected improved results with operating margins near breakeven.

In distribution and services, revenues increased 20% year-on-year with positive operating margins, led by improved oilfield activity and a recovering economy. In oil and gas, increased rig counts and fracturing activity ultimately contributed to a 72% increase in revenues, including increased demand for new transmissions, engines, parts, and service in our distribution business. The manufacturing business also significantly benefited from new orders for Kirby’s extensive portfolio of environmentally friendly pressure pumping equipment and power generation solutions for electric fracturing, although global supply chain issues did delay some equipment deliveries into 2022. In commercial and industrial, the economic recovery contributed to increased revenues and demand for Kirby’s on-highway and power generation products and services. The business also benefited from strong demand for Thermo King refrigeration equipment and increased parts sales from the Company’s new online parts marketplace www.dieseldash.com. Marine repair activity declined modestly in 2021, primarily due to reduced new engine sales and lower demand for major overhauls.

From a balance sheet perspective, Kirby generated $322 million in cash flow from operations in 2021 which was used to fund capital expenditures and significantly pay down debt. As a result of reduced earnings in the year, capital expenditures were tightly managed and declined approximately 35% compared to 2020. Throughout the year, the Company remained committed to reducing debt and repaid over $305 million. At the end of 2021, Kirby’s total long-term debt had declined to $1.16 billion with the debt-to-capitalization ratio declining to 28.7%.

1

Net earnings attributable to Kirby, excluding one-time items, is a non-GAAP financial measure. Please refer to Appendix A for additional information and a reconciliation to the most directly comparable generally accepted accounting principles (“GAAP”) financial measures.

KIRBY | 2022 PROXY STATEMENT	PROXY SUMMARY 7

CORPORATE GOVERNANCE

The Board represents the stockholders’ interest and is responsible for overseeing Company management, which includes monitoring the effectiveness of management practices and decisions. To that end, the Board has established governance practices including the guidelines and charters described below which are reviewed by the Board at least annually and changes are made as necessary.

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers, and employees of the Company, including the Company’s chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer including its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Communication with Directors

Interested parties, including stockholders, may communicate with the full Board or any individual director, including the Chairmen of the Audit, Compensation, and Governance Committees, the lead independent director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745. The Company will refer the communication to the appropriate addressee(s). Complaints about accounting, internal accounting controls, or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents:

•	Audit Committee Charter

•	Compensation Committee Charter

•	ESG and Nominating Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

•	Clawback Policy

8 PROXY SUMMARY	KIRBY | 2022 PROXY STATEMENT

GOVERNANCE HIGHLIGHTS

Our Board is committed to the highest ethical standards, effective governance practices, diversity, and leveraging its expertise in the industries in which Kirby operates. In 2021, the Board continued to enhance its structure through the election of Shawn D. Williams as its newest member. Mr. Williams has an extensive background in board and leadership roles within industrial chemicals and the oilfield, and he provides a diverse perspective to Kirby’s Board.

The Board also modified its Committee structure by amending the charter of the former Governance Committee to rename it as the ESG and Nominating Committee. In its new form, the ESG and Nominating Committee will continue to maintain oversight over the governance of the Board and the Company, as well as identify candidates for election and re-election to the Board. This committee conducts a review at least annually of the independence of each member of the Board and its committees and reports its findings to the full Board. This committee also provides oversight of the Company’s ESG policies, initiatives, and risk management strategies, including offering guidance on Kirby’s Sustainability Report and on climate change reports including the Task Force on Climate-related Financial Disclosures (“TCFD”).

TOPIC	PRACTICE
Independence[1]	• Seven out of nine directors are independent • Board committees are composed entirely of independent directors

Lead Independent Director	• Richard J. Alario serves as the Lead Independent Director

Diversity[1]	• Three out of nine directors are female or racially/ethnically diverse

Executive Sessions	• Non-management directors meet regularly without management

Majority Voting	• Majority of votes cast is required for the election of directors

Director Evaluations	• Evaluations of the full board and each committee are conducted annually

Stock Ownership	• Stock ownership guidelines established for directors and executive officers

Single Voting Class	• Kirby has a single class of voting stock

Hedging and Pledging of Stock	• Hedging and pledging of company stock by directors, officers, and employees is prohibited

Business Ethics Guidelines	• Ethics guidelines apply to all our directors, officers, and employees

Clawback Policy	• We have a clawback policy in place for executive officers
Board Oversight

• The ESG and Nominating Committee oversees climate-related risks and the Environmental, Social, and Governance program on a quarterly basis

• The Audit Committee oversees the risk management, employee hotline/ whistleblower, and cybersecurity programs and processes on a quarterly basis to evaluate the Company’s risk exposure and tolerance.

[1]	C. Sean Day concludes his board service at the 2022 Annual Meeting and has been excluded from the independence and diversity statistics.

KIRBY | 2022 PROXY STATEMENT	PROXY SUMMARY 9

COMPENSATION HIGHLIGHTS

Our executive compensation philosophy has been consistent and focused on the creation of value for our stakeholders. A significant portion of our named executive officers’ compensation is tied to “At Risk” or pay-for-performance components. The pie charts on the following page depict how each element of compensation was weighted for our named executive officers in 2021.

Our executive compensation program is designed to attract and retain talented executive officers, motivate consistent performance over time, and encourage performance that results in increased profitability and stockholder returns. Our executive compensation program has historically received high levels of stockholder support well above 90%. However, in 2018 and 2019, stockholder support declined and some investors voiced concerns over certain elements of the program, including the use of similar pay-for-performance metrics in both the short-term and long-term plans. We listened to these concerns, and for 2021, we implemented changes to differentiate the metrics in these plans, including adding a safety, operations, and ESG component into the short-term plan. The same metrics will be used for 2022. The below table outlines the changes:

Prior Metrics	2021 Metrics
Short-Term Earnings per share – 33.3% Return on total capital – 33.3% EBITDA – 33.3%	Short-Term Earnings per share – 40% EBITDA – 40% Operating Performance/ESG – 20%
Long-Term Performance Awards Earnings per share – 33.3% Return on total capital – 33.3% EBITDA – 33.3%	Long-Term Performance Awards Return on total capital – 50% EBITDA – 50%

Starting in 2021, we also eliminated the issuance of stock options in the executive compensation plan, and our clawback policy became effective January 1, 2021. Listed below are some of the highlights of our compensation policies and practices:

TOPIC	PRACTICE

Pay-for-Performance Focus	• Performance-based cash annual incentive compensation rewards current year financial and operational success
• Performance-based cash and equity long-term incentive awards incentivize future growth and profitability

Annual Say-on-Pay Vote	• We annually ask stockholders to provide an advisory vote on executive compensation

Equity Ownership Guidelines	• Stock ownership guidelines are established for executive officers

• CEO stock ownership requirement of 5x salary

Independent Compensation Consultant	• The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant

Double-Trigger Vesting	• We have adopted double-trigger vesting of equity awards upon a change in control

Clawback Policy	• We have a clawback policy in place for executive officers

Excise Tax Gross-Ups	• We do not provide executive officers with excise tax gross-ups

Re-pricing Stock Options	• We do not buy out or exchange underwater options, or re-price stock options

Evergreen Equity Plans	• We do not have any automatic share replenishment or “evergreen” provisions in our equity compensation plan

10 PROXY SUMMARY	KIRBY | 2022 PROXY STATEMENT

PRESIDENT AND CEO	OTHER NEO
TOTAL COMPENSATION	TOTAL COMPENSATION

NOTE: Includes total direct compensation as referred to in the compensation discussion and analysis on page 32 and cash retention awards. “AIP Bonus and Other” includes non-equity annual incentive plan compensation as well as a one-time payment to Mr. Kumar as discussed on page 35. “Long-Term Bonus” includes non-equity payments for the 2019-2021 performance period under the long-term incentive compensation program. “One-Time Equity Grants” and “Cash Retention” include the incentive and retention awards granted to Mr. Grzebinski, Mr. O’Neil, and Mr. Reniers as discussed on page 30. “One-Time Equity Grants” also include an equity award granted to Mr. Kumar in connection with the commencement of his employment with the Company in November 2021. Performance-based variable compensation is deemed “At Risk.” For additional information, reference the Summary Compensation Table on page 40.

KIRBY | 2022 PROXY STATEMENT	PROXY SUMMARY 11

CORPORATE SUSTAINABILITY

Kirby has a long history of promoting sustainability as an integral part of our corporate culture and business strategy, and our “NO HARM” principles – NO HARM to People, to the Environment, and to Equipment – are the foundation. Kirby’s core values of responsible operation, valuing our employees, and acting as stewards of the environment in the communities we operate shape our initiatives and strategies. Kirby’s Board oversees our ESG initiatives and disclosures. They are committed to elevating Kirby’s leadership profile and reputation among our stockholders, government policymakers, and stakeholders on ESG issues and practices and believes we have a unique opportunity to be an industry leader on these important issues. Kirby’s ESG disclosures are guided by two key frameworks, including the Sustainability Accounting Standards Board (“SASB”) and the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (“TCFD”).

Board Oversight

The Board oversees Kirby’s performance and management of various ESG issues, including strategy, climate risks, human capital management, cybersecurity, and human rights. The Board is also engaged in strategic discussions regarding incident/ emergency response and recovery, capital allocation, workplace and vessel safety, energy transition, and alternative future business scenarios. The Board’s three standing committees provide oversight and guidance over different aspects of ESG issues. For example, the ESG and Nominating Committee offers guidance on our Corporate Sustainability Report and on climate change reports aligned with TCFD. They also oversee the nomination of new directors and manage the diversity of the Board. The Audit Committee oversees Kirby’s management of enterprise risk, including climate-related risks, cybersecurity risk, and regulations that could impact the Company. The Compensation Committee ensures the alignment of the Company’s incentive compensation plans with our sustainability strategies.

Sustainability Initiatives

In 2021, Kirby advanced in its ESG journey by furthering its commitment to a sustainable business model. In the last two years, our marine transportation group has taken on many different emissions projects to further our understanding and reduce our greenhouse gas emissions footprint. With business activity declining in 2020, we met our 2024 emissions intensity reduction target much sooner than anticipated. While we know our emissions will increase in the near term with improved business activity, we are still committed to our short-term intensity reduction target of 25% per barrel of capacity by 2024 (vs. 2015 baseline). We are working towards publishing a new long-term target in the near future. In D&S, we continued to expand our environmentally friendly product offerings including our dual-fuel and electric fracturing equipment, as well as our new power generation solutions. Late in 2021, we purchased the assets of an energy storage system business to help further our electrification offerings in the oilfield, and we are working hard to expand this technology into multiple commercial and industrial applications.

In continuing with additional ESG disclosures, we released a new Sustainability Report which included Scope 1 and Scope 2 emissions for the entire Company. We also issued our first TCFD report, which included scenario analysis on hurricanes and high-water risks, and we refreshed our website so that anyone can easily view where Kirby stands on all ESG matters in one user-friendly location. In addition, we recently expanded our TCFD report to include a scenario analysis for our D&S business that highlights the risks and opportunities associated with the energy transition. Lastly, Kirby’s Board of Directors amended the Governance Committee charter to rename it as the ESG and Nominating Committee to better reflect its oversight and commitment to ESG issues.

12 PROXY SUMMARY	KIRBY | 2022 PROXY STATEMENT

Sustainability Highlights

The Sustainability metrics below are as of December 31, 2021, unless otherwise noted. To learn more about these programs and initiatives, please visit the Sustainability section of our website at www.kirbycorp.com.

*	A safe watch entails “No Harm” to people, environment, or equipment during a six-hour period on a Kirby marine vessel.

STAKEHOLDER ENGAGEMENT

The Kirby executive management team and the Board believe regular interaction and development of long-term relationships with stockholders and other stakeholders is a key objective in an effort to better understand their perspective on various important matters. Kirby regularly conducts engagements with current and potential stockholders as an essential part of our commitment to maintaining an open dialogue and building trust and goodwill. These engagements routinely cover financial and operating performance, capital allocation priorities, near-term outlook, and Company strategies. Management and investor relations also interact with our stockholders on sustainability matters, including environmental programs and disclosures, social issues, executive compensation, and governance.

While the COVID-19 pandemic continued to present many challenges and significantly reduced the number of face-to-face investor interactions, senior management and investor relations remained fully engaged with the investment community throughout the year. In 2021, we participated in three virtual equity conferences and three virtual non-deal roadshows. We also attended one in-person equity conference and conducted one in-person non-deal roadshow. Executive management also attended numerous virtual one-on-one meetings with the majority of our Top 25 shareholders to ensure the lines of communication remained open. We also connected with our stakeholders through approximately 200 individual phone calls, connecting us to many existing and prospective investors, and we hosted investor groups at key marine transportation and D&S manufacturing facilities when health and safety protocols allowed.

Beyond stockholder engagement, the Company is committed to listening to stakeholders across our industries to best understand the needs of our customers and communities in which we operate. Kirby is extensively involved with numerous trade associations and community organizations related to the industries we serve. From waterway infrastructure to emissions reduction initiatives, Kirby undertakes efforts to contribute to key organizations and areas where our businesses may have an impact. Many of Kirby’s employees also serve in numerous organizational positions ranging from a participating member to leadership roles of a Board or specific committees.

KIRBY | 2022 PROXY STATEMENT	13

VOTING ITEM 1:

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. Currently, the size of the Board is set at ten members; after the election of directors at the 2022 Annual Meeting, there will be nine directors. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. Three Class III directors are to be elected at the 2022 Annual Meeting to serve until the Annual Meeting of Stockholders in 2025.

C. Sean Day, whose term expires at the 2022 Annual Meeting and has served as a director since 1996, is not standing for reelection to the Board at the Annual Meeting. Mr. Day has served on the Board for 26 years and has been a valuable member of the Company’s Board. We greatly appreciate his many years of dedicated service and wish him well in his future endeavors. Since Mr. Day is not standing for reelection, the Board has adopted a resolution reducing the size of the Board to nine directors effective upon the Annual Meeting date.

Each nominee named below is currently serving as a director and each has consented to serve for the new term, if elected. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — ESG and Nominating Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below include a summary of the particular experience and qualifications that led the Board to conclude that he or she should serve as a director.

14	KIRBY | 2022 PROXY STATEMENT

NOMINEES FOR ELECTION (PROPOSAL 1)

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class III directors, serving until the Annual Meeting of Stockholders in 2025

ANNE-MARIE N. AINSWORTH

Director Since: 2015 Age: 65 The Woodlands, Texas

Ms. Ainsworth, a director since 2015, served as President and Chief Executive Officer of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. from 2012 until her retirement in 2014. Ms. Ainsworth was Senior Vice President of Refining for Sunoco, Inc. (2009-2012) and previously was the General Manager of the Motiva Enterprises, LLC refinery in Norco, LA (2006-2009). Before she joined Motiva, Ms. Ainsworth was director of process safety management (2003-2006) and Vice President of Technical Assurance at Shell Deer Park Refining Company (2000-2003). Ms. Ainsworth serves as a member of Kirby’s Audit Committee and ESG and Nominating Committee. She is currently on the boards of Pembina Pipeline Corporation (serves as a member of its Safety, Environment & Operational Excellence Committee and its HRH & Compensation Committee), HollyFrontier Corporation (chair of the Environmental, Health, Safety, and Public Policy Committee and a member of its Finance Committee), and Archrock, Inc. (serves as chair of its Nominating and Corporate Governance Committee and a member of its Audit Committee). Ms. Ainsworth graduated from the University of Toledo with a Bachelor of Science in Chemical Engineering, and she holds a Masters in Business Administration from Rice University where she served as an adjunct professor (2000-2009). She is also a graduate of the Institute of Corporate Directors Education Program (Rotman School of Management, University of Toronto) and holds the ICD.D designation.

Ms. Ainsworth has over 35 years of experience in executive and managerial positions in the United States refining industry with companies providing services for products that included crude oil and refined petroleum products, which constitute a significant percentage of the cargoes carried by the Company’s marine transportation business. She also has served as Chief Executive Officer of a public company.

WILLIAM M. WATERMAN

Director Since: 2012 Age: 68 Bedford, New York

Mr. Waterman, a director since 2012, served as President and Chief Executive Officer of Penn Maritime Inc. (“Penn”) from 1983 through 2012 until the acquisition of Penn by the Company in 2012. Penn was a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt, and crude oil along the East Coast and Gulf Coast of the United States. He is also a director and past Chairman of The American Waterways Operators, the national trade association for the United States barge industry. Mr. Waterman serves as a member of Kirby’s Compensation Committee and ESG and Nominating Committee. Mr. Waterman holds a degree in Economics from Union College in Schenectady, New York.

Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation, midstream energy services, and petrochemical industry experience of other Company directors.

KIRBY | 2022 PROXY STATEMENT	15

SHAWN D. WILLIAMS

Director Since: 2021 Age: 58 The Woodlands, Texas

Mr. Williams, a director since 2021, is currently Executive Chairman of the Board of Covia Holdings LLC, a provider of minerals-based solutions serving the industrial and energy markets, and was previously Chairman of the Board of Managers and a member of the Audit and Compensation committees. Prior to joining Covia Holdings, he served as the Chief Executive Officer of Nexeo Plastics Holdings, Inc., a global plastics distributor, from 2019 to 2020, and as executive vice president of Nexeo Solutions, Inc. from 2012 to 2019. Prior to joining Nexeo Solutions, from 2007 to 2012 he served as President of Momentive Global Sealants, a global specialty sealants business, and president of Momentive Performance Materials, a silicone specialty materials business. Mr. Williams also spent 22 years working in leadership roles at General Electric Company, leading a variety of industrial and material businesses globally. Mr. Williams also serves as a director of TETRA Technologies, Inc., and as a member of its Audit Committee and Human Capital Management and Compensation Committee. Mr. Williams graduated from Purdue University with a Bachelor of Science in Engineering and holds a Master of Business Administration from the University of California, Berkeley.

Mr. Williams has over 30 years of experience in executive and managerial positions in the United States and global industrial markets. Mr. Williams’ extensive experience in various industrial markets is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

Directors Continuing in Office

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2024

TANYA S. BEDER

Director Since: 2019 Age: 66 Jackson Hole, Wyoming

Ms. Beder, a director since 2019, is currently the Chairman and CEO of a firm she founded, SBCC Group, ‘Strategy Building and Crisis Control’, where she heads the global strategy, risk, fintech and asset management practices. Previously, Ms. Beder held senior roles as CEO of Tribeca Global Management, a subsidiary of Citigroup, Managing Director and Head of Strategic Quantitative Investment Division at Caxton Associates, and President and Co-Founder of Capital Market Risk Advisors. Ms. Beder also spent time in various positions with The First Boston Corporation (now Credit Suisse) where she was a derivatives trader and was on the mergers and acquisitions team in New York and London. Ms. Beder is a member of Kirby’s audit committee and ESG and Nominating Committee. Ms. Beder has served on the board of American Century Investments since 2011 where she currently chairs the board and the Risk Management Oversight Committee, is a qualified financial expert on the Audit & Compliance Committee and is a member of the Portfolio Committee. Since 2017, Ms. Beder has also served as a member of the board at Nabors Industries where she is Chair of the Compensation Committee, a qualified financial expert on the Audit Committee, and a member of the Technology & Safety Committee. Ms. Beder is a Fellow in Practice at the Yale University International Center for Finance, and was previously a lecturer of public policy at Stanford University and previously a member of the Mathematical Finance Advisory Board at New York University. Previously, Ms. Beder was on the Advisory Board of the Columbia University Financial Engineering Program, and a trustee at the Institute for Pure and Applied Mathematics at UCLA. Ms. Beder graduated with Bachelor of Arts degrees in Mathematics and Philosophy from Yale University and has a Master of Business Administration degree from Harvard Business School.

Ms. Beder brings to the Board extensive asset management experience, vast knowledge of operational and risk management, and experience serving as a director for both public and private companies. Ms. Beder’s audit and risk oversight committee experience adds valuable perspective to the collective experience of the independent directors.

16	KIRBY | 2022 PROXY STATEMENT

BARRY E. DAVIS

Director Since: 2015 Age: 60 Dallas, Texas

Mr. Davis, a director since 2015, is Chairman and Chief Executive Officer of EnLink Midstream, LLC, listed on the New York Stock Exchange. Mr. Davis served as Executive Chairman from January 2018 to August 2019 and President, Chief Executive Officer, and a director of EnLink Midstream from 2014 to January 2018, and Executive Chairman from January 2018 to August 2019. Prior to the formation of EnLink Midstream in 2014 through the combination of Crosstex Energy and substantially all of the United States midstream assets of Devon Energy, Mr. Davis had served since 1996 as President and Chief Executive Officer of Crosstex Energy, as a director of Crosstex Energy since 2002, and in management roles with other companies in the energy industry since 1984. Mr. Davis serves as Chair of Kirby’s Compensation Committee and a member of the Audit Committee. He is also a member and former president of the Natural Gas and Electric Power Society and the Dallas Wildcat Committee. Mr. Davis graduated from Texas Christian University with a Bachelor of Business Administration degree.

EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate, and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals, and an extensive fleet of trucks. Mr. Davis has extensive knowledge and experience in the transportation of hydrocarbons, which is the primary business of EnLink Midstream and its predecessors.

JOSEPH H. PYNE

Director Since: 1988 Age: 74 Houston, Texas

Joseph H. Pyne, a director since 1988, is the Chairman of the Board of the Company. Mr. Pyne retired as Executive Chairman of the Board on April 30, 2018 but continues to serve as Chairman of the Board in a non-executive capacity. Mr. Pyne is also a director of DHT Holdings, Inc. (chair of the Compensation Committee, and a member of the Audit Committee and Nominating and Corporate Governance Committee) and a former director and member of the Compensation Committee of Genesee & Wyoming Inc. Mr. Pyne holds a liberal arts degree from the University of North Carolina.

Prior to his retirement, Mr. Pyne had been an employee of the Company for 40 years, having served as President of its principal marine transportation subsidiary before serving as President and Chief Executive Officer of the Company from 1995 to 2010, then as Chairman of the Board, President, and Chief Executive Officer or Chairman of the Board and Chief Executive Officer of the Company until April 2014, and then as Executive Chairman of the Board from April 2014 through April 2018. Mr. Pyne has extensive knowledge of all aspects of the Company, its history, operations, customer base, financial condition, and strategic planning. He has long been active in industry associations that, among other benefits, monitor significant legislative and regulatory developments affecting both the marine transportation and distribution and services businesses.

KIRBY | 2022 PROXY STATEMENT	17

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2023

RICHARD J. ALARIO

Director Since: 2011 Age: 67 Orange Beach, Alabama

Mr. Alario, a director since 2011, served as Chief Executive Officer and a director of Key Energy Services, Inc. (“Key Energy”), a publicly traded oilfield service company listed on the New York Stock Exchange, from 2004 until his retirement in March 2016. Prior to joining Key Energy, Mr. Alario served as Vice President of BJ Services Company, an oilfield service company, from 2002 to 2004, and prior to that served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company. He serves as Chairman of Kirby’s ESG and Nominating Committee, is a member of the Compensation Committee, and has been chosen by the non-management directors to serve as the lead independent director. He is the former Chairman of the National Ocean Industries Association. Mr. Alario has also served as a director of NOW, Inc. since May 2014, currently as Chairman of the Board, Chair of its Compensation Committee, and a member of the Environmental, Social, Governance, and Nominating Committee, and previously as its Executive Vice Chairman on an interim basis from June 2020 until October 2020, and as its interim Chief Executive Officer from November 2019 until June 2020. Mr. Alario graduated from Louisiana State University and holds a Bachelor of Arts degree.

Mr. Alario has over 35 years of experience in the oilfield service business, serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base. As a former public company Chief Executive Officer, Mr. Alario adds that perspective to the collective experience of the independent directors.

DAVID W. GRZEBINSKI

Director Since: 2014 Age: 60 Houston, Texas

Mr. Grzebinski has served as President and Chief Executive Officer of the Company since April 2014. He served as President and Chief Operating Officer of the Company from January 2014 to April 2014, Executive Vice President from March 2010 to January 2014, as Chief Financial Officer from March 2010 to April 2014, and as Chairman of the Company’s principal offshore marine transportation subsidiary from February 2012 to April 2013. Prior to joining the Company in February 2010, he served in various operational and financial positions with FMC Technologies Inc. (“FMC”), a global provider of advanced technology systems and products for the energy industry. Prior to joining FMC, he was employed by The Dow Chemical Company in manufacturing, engineering, and financial roles. Mr. Grzebinski serves as a director of The Coast Guard Foundation and as a director of the American Bureau of Shipping. Mr. Grzebinski is a Chartered Financial Analyst and holds a Master of Business Administration degree from Tulane University and a degree in chemical engineering from the University of South Florida.

Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition, and strategic planning.

18	KIRBY | 2022 PROXY STATEMENT

RICHARD R. STEWART

Director Since: 2008 Age: 72 Houston, Texas

Mr. Stewart, a director since 2008, served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson, including Group President and member of the Board of Directors. He serves as Chairman of Kirby’s Audit Committee. Mr. Stewart is also Chairman of the Board of Eagle Materials Inc. and a member of its Audit Committee and a former director of Exterran Corporation. Mr. Stewart graduated from the University of Texas and holds a degree in Finance.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine and gas turbine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the engine and power products business is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

KIRBY | 2022 PROXY STATEMENT	19

THE BOARD OF DIRECTORS

The Company’s business is managed under the oversight and direction of the Board, which is responsible for strategic oversight, broad corporate policy, and monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and by visiting Company facilities. The Board’s development includes onsite meetings at key operating facilities which include interaction with employees at those locations.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules:

Anne-Marie N. Ainsworth	Barry E. Davis	William M. Waterman

Richard J. Alario	Richard R. Stewart	Shawn D. Williams

Tanya S. Beder

In addition, the Board has previously determined that C. Sean Day, who will complete his service as a director of the Company at the 2022 Annual Meeting of Stockholders, had no relationship with the Company except as a director and stockholder and was independent.

Our Chief Executive Officer, Mr. Grzebinski, has certified to the NYSE that the Company is in compliance with NYSE corporate governance listing standards.

Risk Oversight

The Board is responsible for the risk oversight function and has designated the Audit Committee and the ESG and Nominating Committee certain responsibilities to provide assistance in fulfilling the Board’s responsibilities. Management prepares and reviews with the Audit Committee and the Board quarterly, risks outlined in the Company’s most recent Annual Report on Form 10-K and annually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. The ESG and Nominating Committee oversees the Company’s ESG programs, including climate change risk, as well as the Corporate Sustainability report, TCFD, and SASB disclosures. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area of the subject matter involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues.

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Following Mr. Grzebinski’s succession to the position of President and Chief Executive Officer in 2014, the Board considered it important for Mr. Pyne, with his comprehensive understanding of the Company’s businesses and strategic direction, to continue in the role of an Executive Chairman of the Board. During the same time period, the Board was focused on management succession planning, primarily for the role of Chief Executive Officer but also for other senior management positions. The Board determined that having Mr. Pyne continue to serve as an Executive Chairman of the Board after relinquishing the role of Chief Executive Officer would facilitate the succession process and provide valuable support to the senior management team. When Mr. Pyne retired as Executive Chairman of the Board in April 2018, the Board considered it important to the Company for Mr. Pyne to continue as Chairman of the Board in a non-executive capacity to continue to take advantage of his knowledge of the Company and its businesses as well as his leadership experience and he continues to serve in such capacity.

20	KIRBY | 2022 PROXY STATEMENT

The Board has chosen Mr. Alario to be the Lead Independent Director to preside at the regular executive sessions of the non-management directors that are held at least quarterly. An executive session with only independent directors is held at least once per year. Mr. Alario also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee, and the ESG and Nominating Committee. All of the members of each committee are independent, as that term is defined in applicable SEC and NYSE rules. The member composition and a brief description of the principal functions of each committee is briefly described below.

Board Member	Member Type	Audit Committee	Compensation Committee	ESG and Nominating Committee

Anne-Marie N. Ainsworth	Independent	M		M

Richard J. Alario	Lead Independent		M	C

Tanya S. Beder	Independent	M		M

Barry E. Davis	Independent	M	C

C. Sean Day[1]	Independent		M	M

Richard R. Stewart	Independent	C

William M. Waterman	Independent		M	M

Shawn D. Williams[2]	Independent

[1]	Mr. Day will complete his board service at the 2022 Annual Meeting on April 26, 2022

[2]	Mr. Williams has not yet been assigned to a committee

C – Committee Chairperson

M – Committee Member

Audit Committee

The Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Monitor the Company’s financial reporting, accounting procedures, and systems of internal control
Select the independent auditors for the Company
Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
Monitor the independence and performance of the Company’s independent auditors and internal audit function
Monitor the Company’s compliance with legal and regulatory requirements
Review with management the Company’s policies with respect to risk assessment and risk management, including review of cybersecurity processes, procedures, and safeguards

KIRBY | 2022 PROXY STATEMENT	21

Compensation Committee

All of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Determine the compensation of executive officers of the Company
Administer the Company’s annual incentive bonus program

Administer the Company’s stock option, restricted stock, restricted stock units (“RSUs”), and long-term incentive plans and grant stock options, restricted stock, RSUs, and cash performance awards under such plans

Reviews and approves the Compensation Discussion and Analysis (“CD&A”) and recommends to the Board the inclusion of the CD&A in the proxy statement

ESG and Nominating Committee

The ESG and Nominating Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS
Reviews corporate governance policies annually
Perform the function of a nominating committee in recommending candidates for election to the Board
Review all related person transactions
Oversee the operation and effectiveness of the Board

Lead the annual review of the Board and management performance, including the CEO

Oversees and monitors the Company’s climate-related risks and review and assess the Company’s environmental and sustainability policies and strategies and oversees publication of the Company’s sustainability report

The ESG and Nominating Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the ESG and Nominating Committee, Kirby Corporation, P.O. Box 1745, Houston, Texas 77251-1745, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the ESG and Nominating Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business, and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

In addition to the above criteria, the Corporate Governance Guidelines and ESG and Nominating Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender, race, and ethnic background in selecting nominees for director. The Company and ESG and Nominating Committee are committed to having a Board that reflects these diverse perspectives and actively seeks out highly qualified candidates that include women and individuals from minority groups when board nominees are chosen. The ESG and Nominating Committee took these provisions into account in electing new members to the Board in 2019 and 2021.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the ESG and Nominating Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The ESG and Nominating Committee will continue to consider candidates from any of those sources when future vacancies occur. The ESG and Nominating Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

22	KIRBY | 2022 PROXY STATEMENT

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2021, the Board met nine times, the Audit Committee met nine times, the Compensation Committee met five times and the ESG and Nominating Committee met four times. Each director attended at least 75% of meetings of the Board and all the meetings of the committees on which he or she served. All directors attended the 2021 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $75,000. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Chairman of the Board receives an additional annual fee of $150,000, the Chairman of the Audit Committee receives an additional annual fee of $20,000, the Chairman of the Compensation Committee receives an additional annual fee of $15,000, and the Chairman of the ESG and Nominating Committee receives an additional annual fee of $10,000. The lead independent director or presiding director at executive sessions of the non-management directors receives an additional annual fee of $20,000. In addition, each director receives an annual fee of $7,500 for each committee of the Board on which he or she serves. All fees are payable in four equal quarterly payments made at the end of each calendar quarter. The annual director fee is prorated for any director elected between annual stockholder meetings and the Chairman of the Board, committee chairman, lead independent or presiding director, and committee member fees are prorated for any director who is elected to such position between annual meetings of the Board. Directors are reimbursed for reasonable expenses incurred in attending meetings.

Each nonemployee director will receive a fee of $3,000 for each board meeting attended, in person or by telephone, in excess of six meetings in any one calendar year. Each member of a committee of the board will receive a fee of $3,000 for each committee meeting attended, in person or by telephone, in excess of ten meetings in any one calendar year in the case of the Audit Committee, in excess of eight meetings in any one calendar year in the case of the Compensation Committee and in excess of eight meetings in any one calendar year in the case of the ESG and Nominating Committee.

In addition to the fees described above provided to the directors, the Company has a stock award plan for nonemployee directors of the Company which provides for the issuance of stock options and restricted stock. The director plan provides for automatic grants of restricted stock to nonemployee directors after each annual meeting of stockholders. Each director receives restricted shares of the Company’s common stock after each annual meeting of stockholders. The number of shares of restricted stock issued is equal to (a) $167,500 divided by (b) the fair market value of a share of stock on the date of grant multiplied by (c) 1.2. The director plan also provides for discretionary grants of up to an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the director plan allows for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee at the option of the director. A director who elects to receive stock options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all stock options granted under the director plan is the fair market value per share of the Company’s common stock on the date of grant. The restricted stock issued after each annual meeting of stockholders vests six months after the date of issuance. Stock options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The stock options generally remain exercisable for ten years after the date of grant.

The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. As of December 31, 2021, all directors were in compliance with the stock ownership guidelines. The ESG and Nominating Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

KIRBY | 2022 PROXY STATEMENT	23

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2021:

Director Compensation for 2021

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(2)	TOTAL

Anne-Marie N. Ainsworth	$97,125	$200,985	$—	$298,110

Richard J. Alario	129,000	200,985	—	329,985

Tanya S. Beder	97,125	200,985	—	298,110

Barry E. Davis	29,250	291,191	—	320,441

C. Sean Day	102,750	200,985	—	303,735

Monte J. Miller(3)	22,500	—	—	22,500

Joseph H. Pyne(4)	234,000	200,985	—	434,985

Richard R. Stewart	111,500	200,985	—	312,485

William M. Waterman	22,125	291,191	—	313,316

Shawn D. Williams(5)	37,500	150,770	—	188,270

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021.

(2)

Ms. Ainsworth, Mr. Alario, Ms. Beder, Mr. Davis, Mr. Day, Mr. Pyne, Mr. Stewart, and Mr. Waterman were each granted 3,048 shares of restricted stock on May 3, 2021 at a value of $65.94 per share. Mr. Davis and Mr. Waterman were each granted an additional 1,368 shares of restricted stock on May 3, 2021 at a value of $65.94 per share as they elected to receive their annual director fee in the form of restricted stock. Mr. Williams was granted 2,653 shares of restricted stock on August 2, 2021 at a value of $56.83.

(3)	Mr. Miller’s term on the Board expired April 27, 2021.

(4)	Mr. Pyne received $38,000 in payments for office rent and administrative support, pursuant to his retirement agreement.

(5)	Mr. Williams was elected to the Board on July 27, 2021.

24	KIRBY | 2022 PROXY STATEMENT

Director Outstanding Equity at December 31, 2021 and Grant Date Fair Value of Equity Awarded During 2021

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each director as of December 31, 2021, as well as the grant date fair value of restricted stock awards and stock option grants made during 2021:

NAME	AGGREGATE SHARES OF UNVESTED RESTRICTED STOCK AS OF DECEMBER 31, 2021	AGGREGATE STOCK OPTIONS OUTSTANDING AS OF DECEMBER 31, 2021		GRANT DATE FAIR VALUE OF RESTRICTED STOCK AND STOCK OPTIONS AWARDED DURING 2021

Anne-Marie N. Ainsworth	—	—		$200,985

Richard J. Alario	—	12,000		200,985

Tanya S. Beder	—	—		200,985

Barry E. Davis	342	8,480		291,191

C. Sean Day	—	18,000		200,985

Monte J. Miller(1)	—	16,500		—

Joseph H. Pyne(2)	—	21,396	(3)	200,985

Richard R. Stewart	—	12,000		200,985

William M. Waterman	342	22,000		291,191

Shawn D. Williams(4)	2,653	—		150,770

(1)	Mr. Miller’s term on the Board expired April 27, 2021.

(2)

Mr. Pyne also owned 5,298 unvested RSUs as of December 31, 2021 under the Company’s 2005 Employee Stock and Incentive Plan that were granted to him as an employee prior to his retirement on April 30, 2018.

(3)

Stock options held by Mr. Pyne are under the Company’s 2005 Employee Stock and Incentive Plan at December 31, 2021, all of which were exercisable. The stock options were granted to Mr. Pyne as an employee prior to his retirement on April 30, 2018.

(4)	Mr. Williams was elected to the Board on July 27, 2021.

KIRBY | 2022 PROXY STATEMENT	25

TRANSACTIONS WITH

RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers, or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the ESG and Nominating Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

Mr. Grzebinski is a member of the board of directors of American Bureau of Shipping (“ABS”), a not-for-profit that provides global classification services to the marine, offshore and gas industries. The Company paid ABS $1,620,000 in 2021 to perform audits and surveys of the Company’s vessels in the ordinary course of business.

Mr. Grzebinski is a member of the board of directors of UK Protection & Indemnity Association (“UK P&I”), a mutual marine protection and indemnity organization that provides protection and indemnity insurance for third party liabilities and expenses arising from vessel operations. The Company paid UK P&I $3,215,000 in premiums during 2021 for coverage in the 2021- 2022 policy period in the ordinary course of business.

Amy D. Husted, Vice President, General Counsel and Secretary of the Company, is a member of the board of directors of Signal Mutual Indemnity Association Ltd (“Signal”), a group self-insurance not-for-profit organization authorized by the U.S. Department of Labor as a longshore worker’s compensation insurance provider. The Company has been a member of Signal since it was established in 1986. The Company paid Signal $551,000 in 2021 in the ordinary course of business.

The husband of Ms. Husted is a partner in the law firm of Clark Hill PLC. The Company paid the law firm $2,900,000 in 2021 for legal services. However, Mr. Husted is not involved in representing the Company in any legal matters related to the Company. Further, Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

No family relationship exists among the executive officers or among the executive officers and the directors.

26	KIRBY | 2022 PROXY STATEMENT

VOTING ITEM 2:

AUDIT COMMITTEE MATTERS

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. KPMG served as the Company’s independent accounting firm for the fiscal year ending December 31, 2021 and has served in such capacity since 1992. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2022.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2022.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG would probably be continued for 2022 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2022 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2021	2020

Audit Fees	$1,827,500	$2,269,000

Tax Fees	37,500	103,000
Total	$1,865,000	$2,372,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements, or services normally provided in connection with statutory or regulatory filings. This category also includes fees for issuance of comfort letters, consents and review of documents filed with the SEC.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2020 included the review of the Company’s 2018 and 2019 federal income tax returns and changes related to the CARES Act.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

KIRBY | 2022 PROXY STATEMENT	27

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2021 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2021 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the Securities and Exchange Commission.

Audit Committee

Richard R. Stewart, Chairman

Anne-Marie N. Ainsworth

Tanya S. Beder

Barry E. Davis

28	KIRBY | 2022 PROXY STATEMENT

VOTING ITEM 3:

EXECUTIVE COMPENSATION

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an annual non-binding advisory vote to approve the compensation of the Company’s named executive officers.

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 28-45 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2022 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to help you understand the executive compensation practices and decisions made in 2021 relating to the named executive officers listed below. The supplemental CD&A should be read in conjunction with the compensation tables and related narrative of this Proxy Statement.

Executive Summary

Named Executive Officers

The Company’s “named executive officers” for 2021 and their positions with the Company at the end of the year were:

•	David W. Grzebinski, President and Chief Executive Officer;

•	Raj Kumar, Executive Vice President and Chief Financial Officer;

•	William G. Harvey, Executive Vice President;

•	Christian G. O’Neil, President of the Company’s principal marine transportation subsidiaries;

•	Joseph H. Reniers, President of the Company’s principal distribution and services subsidiary; and

•	Amy D. Husted, Vice President, General Counsel and Secretary.

Compensation for the Company’s named executive officers is provided primarily by three compensation elements:

(1)	annual base salary;

(2)	a capped annual incentive compensation (paid in cash) under the Company’s Annual Incentive Plan; and

(3)	long-term incentive compensation, including restricted stock, RSUs, and cash performance awards.

KIRBY | 2022 PROXY STATEMENT	29

The capped long-term performance-based cash performance awards are subject to achievement of the objective performance measures.

Annual base salary is not variable once established for the year, but annual incentive compensation and long-term incentive compensation are variable in that they are based upon current year performance and longer-term performance, respectively. Additionally, certain retention awards comprised of a cash retention bonus and RSUs approved in 2021 by the Compensation Committee for Messrs. Grzebinski, O’Neil, and Reniers are subject to incentive and retention award agreements which are intended to properly incentivize and retain key executives through the unprecedented economic downturn due to the global COVID-19 pandemic and beyond.

The purpose of the Company’s compensation program is (1) to enable the Company to remain competitive by paying compensation competitive with similar companies and (2) to align annual incentives and long-term incentives with corporate performance and a return to the Company’s stockholders.

Compensation Objectives

The objectives of the executive compensation program are:

•	to attract and retain executives with competitive compensation opportunities;

•	to motivate consistent performance over time; and

•	to encourage performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•

performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through base salary);

•	the financial and operational success of the Company and the performance of the executive for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentives).

Company Performance

The Company’s overall performance in 2021 was negatively affected by reduced revenues and operating income in the marine transportation segment, primarily due to reduced term and spot market pricing in the inland market as well as a reduction in the size of the tank barge fleet principally due to the Company’s divestiture of its Hawaii assets and the impairment of its coastal unit’s goodwill and certain vessels. In addition, results were impacted by Winter Storm Uri during the first quarter which shut down many Gulf Coast refineries and chemical plants for an extended period of time, as well as Hurricane Ida which shuttered almost the entire Southeast Louisiana refinery and chemical complex and key waterways for an extended period of time during the third quarter. This was partially offset by increased revenues and operating income in the distribution and services segment as improved economic activity across the U.S. resulted in higher business levels in the power generation and on-highway business as well as increased oilfield activity. In 2021, the Company generated strong cash flow with Adjusted EBITDA of $306 million. During 2021, the Company decreased its debt to capital ratio to 28.7%.

The following table summarizes a number of key Company financial measures for the last three years (in millions except for per share amounts):

	2021		2020		2019

Total assets	$5,399		$5,924		$6,079

Total revenues	$2,247		$2,171		$2,838

Net earnings (loss) attributable to Kirby	$(247	)(2)	$(273	)(3)	$142	(4)

Adjusted EBITDA(1,5)	$306		$360		$465

Earnings (loss) per share (diluted)(1)	$(4.11	)(2)	$(4.55	)(3)	$2.37	(4)

Adjusted earnings per share (diluted)(5)	$0.56		$1.84		$2.90

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation – Annual Incentive Compensation” below.

30	KIRBY | 2022 PROXY STATEMENT

(2)

Includes $4.58 per share non-cash charges related to impairment of long-lived assets related to coastal marine transportation equipment and impairment of goodwill in the marine transportation segment. Also includes $0.09 per share deferred tax provision related to a change in Louisiana tax law.

(3)

Includes $7.24 per share non-cash charges related to inventory write-downs, impairment of long-lived assets, including intangible assets and property and equipment, and impairment of goodwill in the distribution and services segment. Also includes $0.85 per share tax benefit related to net operating losses generated in 2018 and 2019 used to offset taxable income generated between 2013 and 2017.

(4)	Includes $0.47 per share related to inventory write-downs and $0.06 per share related to severance and early retirement expense.

(5)

Adjusted EBITDA and Adjusted earnings per share are non-GAAP financial measures. Please refer to Appendix A and Appendix B for additional information and a reconciliation to the most directly comparable GAAP financial measures.

The Company’s total cumulative stockholder loss was 12% over the last three years primarily due to unprecedented market declines in 2020 as a result of the COVID-19 pandemic and the associated economic downturn. Notwithstanding these difficult market conditions, the Company remained intently focused on those items that were within its control. During the downturn, the Company initiated stringent cost controls, reduced capital expenditures, and generated strong free cash flow which was used to meaningfully reduce its debt levels and better position the Company for an expected recovery.

Incentive Plan Payouts

The 2021 named executive officers received annual incentive compensation plan payouts below target amounts because the Company’s results for 2021 on the key performance measures were below target. In addition, four of the named executive officers (Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers) received a cash performance award payment below their target amounts because results for the 2019-2021 performance period were below target amounts on a cumulative basis. The other two named executive officers (Mr. Kumar and Ms. Husted) were not previously granted cash performance awards for the 2019-2021 performance period.

Incentive and Retention Award Agreements

In January 2021, when reviewing compensation relating to past 2020 performance and for future 2021 performance, the Compensation Committee considered the fact that certain of its performance-based equity and cash compensation arrangements for its named executive officers were established either prior to or near the outset of the COVID-19 pandemic. The pandemic has had a widespread impact on both the equity markets and economy generally, which has, in turn, impacted the ability to achieve the performance-based targets previously established without regard to individual contributions such as proactive leadership in maintaining continuity of the Company’s business operations during this time. The Committee believes that Messrs. Grzebinski, O’Neil and Reniers’ skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company. In addition, the Committee strongly believes that the continuity of leadership at the CEO level is integral to the long-term success of the Company. Therefore, the Committee pays significant attention to creating long-term incentives in structuring compensation packages for the key employees with retention over the longer term being a consideration during the period of industry instability to enhance shareholder value over the medium and long term. In light of that fact, the Compensation Committee determined in February 2021 that it should enter into incentive and retention award agreements providing for a retention award comprised of a cash retention bonus and RSUs for Messrs. Grzebinski, O’Neil, and Reniers, in order to ensure that the Company would be able to properly incentivize them and ensure retention of their services through the expected resolution of the COVID-19 pandemic and its associated impacts and beyond.

The terms of the incentive and retention award agreements for each such named executive officer are substantially similar except with regard to the amount of the cash retention bonus and the number of RSUs included in the retention award. For Mr. Grzebinski, the total cash retention bonus amount is $1,250,000 and the total number of RSUs is 24,626. For Mr. O’Neil, the total cash retention bonus amount is $375,000 and the total number of RSUs is 9,850. For Mr. Reniers, the total cash retention bonus amount is $375,000 and the total number of RSUs is 9,850.

The cash retention bonus amounts vest in three equal installments. The first installment vested on December 15, 2021; the remaining installments will vest on December 15, 2022 and 2023. The RSUs cliff vest on January 24, 2024. Unvested cash retention bonus payments and the RSUs will be forfeited by the executives if employment of the named executive officer is terminated for any reason prior to vesting, subject to proration in the case of death or disability. In the case of termination for cause, any previously vested and paid cash retention bonus payments shall be repaid to Company. The RSUs are subject to the Company’s clawback policy.

The foregoing summary of the terms of the incentive and retention award agreements is qualified in its entirety by reference to the copy of the agreements filed as Exhibits 10.1, 10.2, and 10.3 to the Company’s Current Report on Form 8-K filed February 26, 2021.

KIRBY | 2022 PROXY STATEMENT	31

Chief Executive Officer Compensation

Mr. Grzebinski’s salary increased from an annual rate of $950,000 in 2020 to an annual rate of $985,000 in July 2021. He earned an annual incentive award for 2021 performance and received a cash payment pursuant to his cash performance award for the 2019-2021 performance period for an aggregate of $1,096,590 (a decrease of 6% from 2020). In addition, he received stock options and RSUs with an aggregate grant date fair value of $3,318,486 (an increase of 60% from 2020 due to the 24,626 RSUs granted as part of Mr. Grzebinski’s incentive and retention award). A total of 76% of his total direct compensation (annual incentive compensation payment, cash performance award payment, and RSUs) plus cash retention awards was at risk.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board has the authority and responsibility to:

•	annually review and approve goals and objectives relating to the compensation of the CEO, evaluate the CEO’s performance, and determine compensation of the CEO;

•	determine the compensation of other executive officers of the Company and the Company’s key management

•	administer the Company’s equity based compensation and incentive plans and grant equity compensation and other awards under the plans;

•

review and make recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, any new incentive or equity-based compensation plans, or any other form of executive compensation;

•	approve financial and business measures and goals that are tied to the Company’s performance;

•	monitor risks arising from the Company’s compensation policies and practices;

•	review and reassess the adequacy of the Committee’s Charter annually;

•	conduct an annual performance evaluation of the Committee;

•	report regularly to the Board on its activities; and

•	has the ability to retain a compensation consultant, legal counsel, or other advisors.

During 2021, the Committee was increased from three to four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in applicable SEC and NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer. The Committee takes those recommendations into account when setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Board undertakes an independent evaluation of the individual performance of the Chief Executive Officer before the Committee sets his compensation. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2021.

In determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, long-term incentive compensation, and projected payouts under the Company’s retirement plans, as applicable. The Committee also relied in part on the marketplace analysis prepared by Longnecker & Associates (the “Consultant”), a compensation consulting firm retained by the Committee, in determining that its compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in evaluating internal pay equity among the named executive officers. From that foundation, the Committee refined individual compensation decisions based on a number of factors, including the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. The Committee has discretion to adjust formula-driven factors or provide additional incentive compensation based on executive retention considerations, or in recognition of specific achievements in extraordinary circumstances. The final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

32	KIRBY | 2022 PROXY STATEMENT

Say on Pay

At the Company’s 2021 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 95% of the votes cast. In response to the Company’s engagement efforts and stockholder feedback in prior years, the Committee has made certain changes to the 2021 compensation program. The feedback included suggestions to make a portion of the incentive compensation plan subject to achieving ESG (environmental, social & governance) related objectives. These changes will also apply to the 2022 compensation program.

In 2021, long term incentive program compensation grants were in the form of RSUs (60%) and performance awards (40%) for Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers and 100% RSUs for Ms. Husted. There were no stock options granted in 2021. Performance awards granted in 2021 are based on defined measures, adjusted EBITDA (50%) and return on invested capital (50%). These performance measures were selected by the Committee to ensure focus on efficient and profitable operations, preservation of shareholder value, and to ensure the Company remains properly positioned to capitalize on opportunities for growth. The earnings per share component was removed from the calculation of performance awards. In addition, the 2021 Annual Incentive Plan (“AIP”) was modified in comparison to the 2020 AIP to add an operating performance and ESG component and the return on total capital component was removed. For 2021, AIP metrics were based on Adjusted EBITDA (40%), EPS (40%), and operating performance and ESG (20%).

Role of Independent Compensation Consultant

For 2021, the Committee engaged the Consultant to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Committee to:

•	review the peer group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the peer group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation; and

•	consult with the Committee concerning risks of the Company’s compensation policies and practices.

The Committee has discretion to adjust the composition of the Peer Group and to set the threshold, target, and maximum performance metric to reflect the Company’s business lines and current circumstances.

At the Committee’s request, the Consultant addressed the six independence factors for compensation committee advisors that are identified in SEC regulations. The Company paid the Consultant $48,000 during 2021. Based on its evaluation, the Committee concluded that there were no independence or conflicts of interest concerns related to the Consultant’s engagement with the Committee. The Consultant performed no services during 2021 for the Company or any of its affiliates other than for the Committee.

Elements of Compensation

General

The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive employment market to avoid losing valuable employees.

Compensation information for a peer group of comparable companies used by the Committee in making compensation decisions was provided by the Consultant. See “Benchmarking” below for more detail and a listing of the companies in the peer group.

Based on the market analysis provided to the Committee in October 2020 by the Consultant, and reviewed by the Committee in January 2021 when compensation for the year was set, the Consultant determined that three of the five named executive officers (excluding Mr. Kumar who became an employee of the Company in November 2021) were positioned at or below the median for comparable companies in target total cash compensation, and all five named executive officers were positioned slightly above the median for target total direct compensation. For purposes of this study and this Compensation Discussion and Analysis, total cash compensation included base salary and annual incentive compensation, and total direct compensation included base salary, annual incentive compensation, and long-term incentive compensation.

KIRBY | 2022 PROXY STATEMENT	33

Salary

The Committee targets base salaries for the named executive officers at approximately the median for comparable companies. Based on information provided by the Consultant in October 2020, and reviewed by the Committee in January 2021, salaries of Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, Mr. Reniers, and Ms. Husted were positioned between 8% below the median and no more than 12% above the median for comparable positions with comparable companies with Mr. Grzebinski and Mr. Reniers being below the median.

Annual Incentive Compensation

The Company established a 2021 AIP which is administered by the Committee. The AIP addresses annual incentive compensation for all AIP participants, including the executive officers. A copy of the AIP was filed as Exhibit 10.4 with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. With regard to executive officers, the Committee attempts to set annual incentive compensation targets at a level such that, with target performance by an executive officer and the Company, the total cash compensation (base salary plus annual incentive compensation) for the executive officer will be at approximately the median for comparable companies and positions, but with a superior performance by an executive officer and the Company, the total cash compensation for the executive officer will be above the median. The Committee believes that providing total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described below. Annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of the performance measures set forth in the AIP.

Based on the market analysis provided to the Committee by the Consultant, the Committee determined that target total cash compensation, which includes base salary and target annual incentive compensation, for 2021 for Mr. Grzebinski, Mr. Harvey, and Mr. Reniers were positioned below the median for comparable companies in target total cash compensation, while Mr. O’Neil and Ms. Husted were positioned slightly above the median but well below the 75th percentile in target total cash compensation.

For 2021, AIP metrics were based on Adjusted EBITDA (40%), EPS (40%), and operating performance and ESG (20%). Adjusted EBITDA and EPS were based on the budget for the year and operating performance and ESG goals were based on targets for the year, each prepared by management and approved by the Board, which were the basis for determining the total amount to be paid out pursuant to the AIP. The Company’s 2021 operating performance and ESG metrics were developed to be aligned with the Company’s financial, operating, and strategic goals including its commitment to safety and sustainability. The Company’s 2021 operating performance and ESG metrics included vessel uptime, labor utilization, safety performance, growth in e-commerce, and working capital management, as well as goals supporting employee engagement, inclusion, and diversity. Target annual incentive compensation was established for each participant in the AIP and a preliminary incentive compensation payment amount was determined for each participant based on the extent to which the three performance measures were achieved by each of the Company’s business units and by the Company as a whole. The aggregate amount of the Company bonus pool for the year was equal to the sum of the preliminary annual incentive compensation payment amounts as so determined for all participants. The preliminary incentive payment amount for each participant served as a guideline for the individual awards, but each individual bonus could be above or below that level. However, in no event would a bonus paid to any participant exceed 200% of the target bonus for that participant. There were no changes to the range of possible annual incentive and payment targets under the AIP in 2021.

Adjusted EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements:

(1)	net earnings attributable to Kirby;

(2)	depreciation and amortization;

(3)	interest expense;

(4)	provision for taxes on income;

(5)	impairment of long-lived assets; and

(6)	impairment of goodwill.

34	KIRBY | 2022 PROXY STATEMENT

Earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings for 2021. Operating performance and ESG are based on the achievement of certain operating performance and ESG targets set for 2021.

In addition to the target payment established for each participant in the AIP, the Committee also established a range of possible annual incentive compensation payments, with no payment unless a minimum percentage of the target performance is achieved, which ranged from 60% to 80% depending on the business unit, and a maximum possible award of 200% of the target amount if a maximum percentage of the target performance is achieved, which ranged from 120% to 140% depending on the business unit. Annual incentive compensation payments for most employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company and its subsidiaries, as a whole. Payments for the heads of the Company’s business units and for certain management level employees with responsibilities for more than one business unit are generally based partly on the performance of the relevant business units and partly on overall Company performance. Achievement of operating performance and ESG goals were based on the overall Company performance for all AIP participants.

For 2021, the target and actual amounts for the Adjusted EBITDA and earnings per share performance measures for the Company were:

	TARGET	ACTUAL(1)

Adjusted EBITDA	$327 million	$306 million

Earnings per share	$0.81	$0.47

(1)

Earnings per share excludes $4.58 per share related to impairment of long-lived assets and impairment of goodwill. Pursuant to its authority to interpret the AIP guidelines to assure that awards are consistent with the AIP’s purposes and the Company’s interests, the Committee approved the exclusion of those items in determining the annual incentive compensation payouts for all participants. The Compensation Committee determined that this exclusion was appropriate given the Compensation Committee’s opinion that the impairment was primarily due to the impact of the strategic decision to sell the Hawaii assets and retire wire assets, which will benefit the company long-term.

For 2021, the Committee set the individual target AIP payment for the named executive officers at the following percentages of base salary:

•	Mr. Grzebinski (100%);

•	Mr. Harvey (70%);

•	Mr. O’Neil (70%);

•	Mr. Reniers (70%); and

•	Ms. Husted (70%).

The target percentages were set at levels which the Committee determined, based in part on analysis by the Consultant, to be commensurate with the responsibilities of the above named executive officers, consistent with the Company’s executive compensation philosophy, and internally equitable and competitive for executives with their qualifications and experience. Payouts under the AIP for 2021 for the named executive officers other than Mr. Kumar were:

•	$638,550 or 66% of the target amount for Mr. Grzebinski (employee of the parent Company);

•	$241,499 or 66% of the target amount for Mr. Harvey (employee of the parent Company);

•	$325,926 or 83.2% of the target amount for Mr. O’Neil, whose payout is based on a blend of overall Company performance and the performance of the Company’s marine transportation business;

KIRBY | 2022 PROXY STATEMENT	35

•	$303,996 or 92.4% of the target amount for Mr. Reniers, whose payout is based on a blend of overall Company performance and the performance of the Company’s distribution and services business; and

•	$193,675 or 66% of the target amount for Ms. Husted (employee of the parent Company).

The Committee awarded an amount equal to the preliminary annual incentive compensation payment calculated under the AIP, without adjustment, to each named executive officer for 2021 after determining that the performance of each of the officers met performance expectations for the year. The determination for the Chief Executive Officer was based on the performance evaluation of the Chief Executive Officer conducted by the Board, under the guidance of the ESG and Nominating Committee, on the extent of the Company’s achievement of its financial, operational, and strategic goals for 2021 and on the Board’s regular interaction with Mr. Grzebinski. The Company agreed to pay a one-time payment of $238,875 which takes into account the cash bonus payment for 2021 from his former employer that Mr. Kumar forfeited when joining the Company. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Company maintains a long-term incentive compensation program for selected senior executives and key employees that is administered by the Committee. Awards under the long-term incentive compensation program are made under the Company’s 2005 Stock and Incentive Plan which allows the grant of incentive stock options, non-incentive stock options, restricted stock, RSUs, performance shares, and performance awards payable in stock, cash, or a combination thereof.

Typically, the primary long-term incentive compensation for executive officers are in the form of non-incentive stock options, restricted stock, RSUs, and cash performance awards.

Long-term incentive compensation ties a meaningful portion of total compensation to Company performance, as well as business group and individual performance. The Committee views stock options, restricted stock, and RSU awards as regular components of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company and focus on the Company’s long-term performance. Cash performance awards are tied to the Company performance over a specified period of time and provide similar incentives to key employees. The Committee’s objective for long-term incentive compensation for executive officers is to generally fall between the 50th and 75th percentiles (depending on performance) in long-term incentive compensation of similar companies and positions. The actual value of awards realized will be based on the Company’s performance over a period of approximately three to five years. In 2021, target long-term incentive compensation was above the median but well below the 75th percentile for all named executive officers as compared to similar companies and positions.

The cash performance awards are based on the achievement of two equally weighted performance measures for the year, based on the budget for the year. The two performance measures were Adjusted EBITDA and return on total capital. cumulative performance over a three-year period from 2021 to 2023. The targets for 2021 were the same budgeted performance targets as those for the AIP, while the targets for 2022 and 2023 will be based on each respective year’s performance targets. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average total equity plus long-term debt for the year.

In 2021, the Committee granted 198,572 RSUs to the named executive officers as a group. Those numbers include RSUs granted under the long-term incentive compensation program discussed below. The RSUs vest in equal increments over five years with the exception of the RSUs granted to Messrs Grzebinski, O’Neil, and Reniers under their respective incentive and retention award agreements described above, which cliff vest 100% after three years. The number of RSUs granted is based in part upon the fair market value of the Company’s common stock on the date of grant.

Under the program, the elements of long-term incentive compensation to be awarded, as well as the executives selected to participate, are determined each year by the Committee. For 2021, the Committee determined that Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Mr. Reniers would receive awards under the long-term incentive compensation program comprised of 60% RSUs and 40% cash performance awards, and Ms. Husted would receive 100% in the form of RSUs. RSU awards for Mr. Grzebinski, Mr. O’Neil, and Mr. Reniers presented below also include the RSUs granted under their respective incentive and retention award agreements described above. Mr. Kumar received a grant of RSUs in connection with the commencement of his employment with the Company in November 2021.

36	KIRBY | 2022 PROXY STATEMENT

The target values of the awards, broken down by component, were as follows:

NAME	RSUs	CASH RETENTION	CASH PERFORMANCE AWARDS	TOTAL

David W. Grzebinski	$3,318,500	$1,250,000	$1,379,000	$5,947,500

Raj Kumar	1,000,000	—	—	1,000,000

William G. Harvey	795,675	—	530,450	1,326,125

Christian G. O’Neil	1,175,000	375,000	450,000	2,000,000

Joseph H. Reniers	1,175,000	375,000	450,000	2,000,000

Amy D. Husted	700,000	—	—	700,000

The cash retention amounts vest in three equal installments. The first installment vested on December 15, 2021; the remaining installments will vest on December 15, 2022 and 2023. The cash performance awards are based on performance over a three-year period from 2021 to 2023, to be paid in 2024. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of Adjusted EBITDA and return on total capital established under the AIP, with the two factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards based on peer benchmarking provided by the Consultant to the Committee. Due to the impact of the COVID-19 pandemic on the demand for the Company’s products and services in both the marine transportation and distribution and services segments, the realized or realizable pay may be significantly lower than these targets.

Chief Executive Officer

The base salary of the Company’s President and Chief Executive Officer, David W. Grzebinski, was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar companies, individual as well as Company performance and a general correlation with the compensation of other executive officers of the Company. The Committee set the base salary for Mr. Grzebinski at an annual rate of $985,000, effective July 1, 2021, an increase of 3.7% over his salary at the end of 2020. In setting Mr. Grzebinski’s compensation, the Committee also considered the Company’s success in achieving the financial, operational and strategic corporate goals established for the previous year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its ESG and Nominating Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $1,096,590 in non-equity incentive plan compensation shown for Mr. Grzebinski in the Summary Compensation Table consisted of (1) $638,550 determined under the AIP described above and (2) a $458,040 payment earned by Mr. Grzebinski for the 2019-2021 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program based on the formula for the cash performance award established by the Committee when the award was granted at the beginning of 2019.

Retirement Plans

During 2021 the Company maintained two primary retirement plans in which the named executive officers, except Mr. Reniers, were eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Mr. Reniers was eligible to participate in the 401(k) Plan, but not the Profit Sharing Plan. Instead, Mr. Reniers was eligible to receive an additional discretionary 401(k) Plan contribution in lieu of participation in the Profit Sharing Plan. Most of the Company’s shore-based employees were eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. In January 2022, the Profit Sharing Plan funds and administration were transferred into the 401(k) Plan, but maintained as a separate source, and future contributions for the Profit Sharing Plan will be contributed by the Company to the 401(k) Plan on the same basis. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company matches employee contributions in an amount up to 3% of an employee’s base salary.

KIRBY | 2022 PROXY STATEMENT	37

Mr. O’Neil and Ms. Husted are participants in one of the Company’s pension plans pursuant to the Company’s acquisition of Hollywood Marine in 1999. Effective December 31, 1999, the plan ceased to accrue additional benefits for former shore-side employees of Hollywood Marine. As of December 31, 2021, the present value of accumulated benefits was $16,186 for Mr. O’Neil and $34,461 for Ms. Husted. No other named executive officers were eligible to participate in the Company’s pension plans.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $290,000 per annum for 2021). In 2021, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 220 executive and management employees. Club memberships that are used for both business and personal purposes are provided to the CEO and divisional presidents and sales people where required for business. Perquisites could also include air travel that is considered personal income under Internal Revenue Service regulations for family members to attend business related and customer events. There was no air travel that qualified as personal use in 2021. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Employment/Severance Agreements

Except for accelerated vesting of outstanding stock options, restricted stock, and RSUs upon a qualifying termination of employment following a change in control of the Company, and a right to receive a proportionate part of outstanding cash performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change in control events for Messrs. Grzebinski, Harvey, O’Neil, Reniers, and Ms. Husted. In addition to accelerated vesting of RSUs, Mr. Kumar is entitled to receive a cash payment equal to one year of his current base salary and the greater of the current year’s target bonus or actual bonus calculation in the event his employment is terminated within 24 months of his hire date due to a change in control. The Company has no employment agreements with any of its executive officers but has entered into the previously described incentive and retention award agreements for Messrs. Grzebinski, O’Neil, and Reniers.

Benchmarking

The Committee used information provided by the Consultant to benchmark executive compensation and assist in the design of its incentive plans. Marketplace analysis developed by the Consultant was based in part on a peer group of companies. The companies in the peer group were selected by the Committee, based upon recommendations by the Consultant, because they were of a similar size to the Company in revenues and market capitalization, generated comparable returns on assets, equity and capital and had comparable primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of peer group proxy data and data from published compensation surveys.

The peer group companies used by the Consultant at the beginning of 2021 were:

DistributionNOW, Inc.	MRC Global Inc.

GATX Corporation	NOV Inc.

Genesis Energy, L.P.	Oceaneering International, Inc.

Hub Group, Inc.	Ryder System, Inc.

Kansas City Southern	Schneider National, Inc.

Knight-Swift Transportation Holdings, Inc.	Targa Resources Corp.

Matson, Inc.	Werner Enterprises, Inc.

38	KIRBY | 2022 PROXY STATEMENT

Other Compensation Matters

Compensation Related Risk

With the assistance of the Consultant, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and certain other highly compensated executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), certain performance-based compensation was exempt from the deduction limit. The Tax Act eliminated the exemption for performance-based compensation effective for tax years beginning after December 31, 2017. While the Committee takes tax deductibility into account, the Committee retains discretion to award compensation that it believes to be consistent with our executive compensation program, even if not tax deductible.

Clawback Policy

In October 2020, the Board adopted a clawback policy effective January 1, 2021, under which it will seek to recoup certain executive compensation in the event of a specified accounting restatement resulting in excess compensation paid to executive officers. Under the policy, if a financial statement error results in excess compensation during the three most recently completed fiscal years, the Company will attempt to recover such excess compensation by requiring cash reimbursement of compensation paid, seeking recovery of any gain realized on the vesting or exercise of equity awards, offsetting excess compensation against any other compensation owed, cancelling outstanding vested or unvested equity awards, or any other actions permitted by applicable law.

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. RSUs approved to be granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted on a specified date shortly after the earnings release, in which case the later date is considered the date of grant. RSUs are based upon a specific compensation target for each grantee and are determined by dividing the compensation target by the fair market value of one share of the Company’s stock on the date of grant. Base salary increases approved by the Committee in its January meeting of each year generally become effective July 1 of that year.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to five times base salary. For executive vice presidents of the Company and presidents of the Company’s business units, the requirement is three times base salary. For vice presidents of the Company, the requirement is two times base salary. As of December 31, 2021, all named executive officers were in compliance with the stock ownership guidelines.

Hedging

The Company has adopted a policy prohibiting hedging the economic risk of ownership of Company stock. The policy, which applies to all transactions that establish protection against a decline in the market price of Company stock, provides that Company directors and employees, including named executive officers, may not (a) engage in short sales of Company stock, (b) pledge Company stock as collateral for a loan or hold Company stock in a margin account or (c) engage in transactions involving other financial instruments that are designed to, or have the effect of, hedging or protecting against any decline in the market value of any Company stock held, directly or indirectly, by such person. Hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, exchange funds, short sales and puts, calls, collars or similar options to buy or sell Company stock, but do not include the exercise of stock options granted by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Mr. Alario, Mr. Davis, Mr. Day, and Mr. Waterman. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2021, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Barry E. Davis, Chairman

Richard J. Alario

C. Sean Day

William M. Waterman

KIRBY | 2022 PROXY STATEMENT	39

40	KIRBY | 2022 PROXY STATEMENT

COMPENSATION TABLES

Summary Compensation Table

NAME		SALARY	STOCK AWARDS(1)	OPTION AWARDS(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION(2)	ALL OTHER COMPENSATION(3)	TOTAL COMPENSATION

David W. Grzebinski	2021	$967,500	$3,318,486	$—	$1,096,590	$444,016	$5,826,592

President and Chief Executive Officer	2020	950,000	1,378,951	689,529	1,164,828	94,836	4,278,144
	2019	932,500	1,320,020	659,997	1,743,185	95,424	4,751,126

Raj Kumar(4)	2021	45,455	1,064,832	—	—	239,725	1,350,012

Executive Vice President and Chief Financial Officer	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—

William G. Harvey(5)	2021	522,725	795,663	—	420,204	22,646	1,761,238

Executive Vice President	2020	515,000	530,620	265,236	345,549	55,065	1,711,470
	2019	511,250	515,292	257,491	249,797	54,765	1,588,595

Christian G. O’Neil	2021	559,625	1,175,094	—	532,476	156,517	2,423,712

President — Kirby Inland Marine, LP, Kirby Offshore Marine, LLC, and San Jac Marine, LLC	2020	500,000	450,001	225,018	132,300	66,407	1,373,726
	2019	444,620	450,234	225,019	281,356	66,135	1,467,364

Joseph H. Reniers	2021	470,000	1,175,094	—	438,546	151,270	2,234,910

President — Kirby Distribution & Services, Inc.	2020	450,000	450,001	225,018	119,070	52,517	1,296,606
	2019	444,620	450,234	225,019	173,669	54,697	1,348,239

Amy D. Husted	2021	419,210	699,980	—	193,675	19,608	1,332,473

Vice President, General Counsel, and Secretary	2020	381,000	525,123	174,987	100,813	47,312	1,229,235
	2019	342,325	466,868	233,355	167,260	45,030	1,254,838

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to RSUs and stock option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. Stock Awards for Mr. Grzebinski, Mr. O’Neil, and Mr. Reniers include special incentive and retention equity awards of 24,626, 9,850, and 9,850 RSUs, respectively, granted in January 2021 as discussed on page 30. Mr. Kumar received a special equity award of 18,356 RSUs in connection with the commencement of his employment with the Company in November 2021. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021. The actual number of stock awards granted in 2021 is shown in the “Grants of Plan Based Awards During 2021” table.

(2)

Amounts include payments under the Company’s AIP and payments pursuant to cash performance awards. Both the AIP and the cash performance awards are described in more detail in the “Compensation Discussion and Analysis” on pages 28-38.

(3)

Amounts for 2021 include cash retention awards for Mr. Grzebinski, Mr. O’Neil, and Mr. Reniers of $416,667, $125,000, and $125,000, respectively, pursuant to their incentive and retention award agreements as discussed on page 30; an automobile allowance for Mr. Grzebinski, Mr. Kumar, Mr. Harvey, Mr. O’Neil, Mr. Reniers, and Ms. Husted; 401(k) Plan match, and group life insurance for Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, Mr. Reniers, and Ms. Husted; a one-time payment to Mr. Kumar of $238,875 which takes into account the cash bonus payment for 2021 from his former employer that he forfeited when joining the Company; as well as club memberships for Mr. Grzebinski, Mr. O’Neil, and Mr. Reniers. The change in value of accumulated benefits under one of the Company’s pension plans for Mr. O’Neil and Ms. Husted that would otherwise be included in this column were negative for 2021. The Company’s contributions for 2021 under the Profit Sharing Plan and Deferred Compensation Plan for Key Employees, and any discretionary contributions under the 401(k) Plan, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2020, the Company’s contributions under the Profit Sharing Plan were $14,250 each, to Mr. Grzebinski, Mr. Harvey, Mr. O’Neil, and Ms. Husted. For 2020, Mr. Reniers received an additional discretionary 401(k) Plan contribution of $14,250. For 2020, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $53,200 to Mr. Grzebinski, $18,400 to Mr. Harvey, $17,200 to Mr. O’Neil, $13,200 to Mr. Reniers, and $7,680 to Ms. Husted.

(4)	Mr. Kumar became an employee of the Company and was named Executive Vice President and Chief Financial Officer on November 29, 2021.

(5)

Mr. Harvey was Executive Vice President and Chief Financial Officer until he relinquished the title of Chief Financial Officer on November 29, 2021. Mr. Harvey’s employment with the Company ended on March 2, 2022.

KIRBY | 2022 PROXY STATEMENT	41

Grants of Plan Based Awards During 2021

		ESTIMATED FUTURE PAYMENTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	NUMBER OF SHARES OF STOCK OR UNITS(2)	FAIR VALUE OF STOCK AND OPTION AWARDS(5)

David W. Grzebinski	01/25/21	$275,800	$1,379,000	$2,758,000

	01/29/21				65,376	$3,318,486

Raj Kumar	12/09/21				18,356	1,064,832

William G. Harvey	01/25/21	106,090	530,450	1,060,900

	01/29/21				15,675	795,663

Christian G. O’Neil	01/25/21	90,000	450,000	900,000

	01/29/21				23,150	1,175,094

Joseph H. Reniers	01/25/21	90,000	450,000	900,000

	01/29/21				23,150	1,175,094

Amy D. Husted	01/29/21				13,790	699,980

(1)

Amounts shown represent long-term cash performance awards made to the four of the six named executive officers in 2021 for the 2021-2023 performance period under the Company’s long-term incentive compensation program. The cash performance awards are based on a three-year performance period beginning January 1, 2021. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company on a cumulative basis for the three-year performance period of the objective levels of EBITDA and return on total capital established under the Company’s AIP. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2021, the first year of the performance period, the Company and its business groups achieved approximately 89% of the target payout based on the target performance measures (depending on the weighting for the different participants), but the actual payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)

Represents the number of RSUs awarded in 2021 under the Company’s 2005 Stock and Incentive Plan. Each RSU represents a contingent right to receive cash or one share of common stock of the Company. The RSUs awarded on January 29, 2021 vest 20% on January 24th of each year following the original grant date with the exception of 24,626 RSUs awarded to Mr. Grzebinski, 9,850 RSUs awarded to Mr. O’Neil, and 9,850 RSUs awarded to Mr. Reniers pursuant to their respective incentive and retention award agreements, which cliff vest 100% on January 24, 2024.

(5)

The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For RSUs awarded, each unit is valued at the closing stock price of the Company’s common stock on the date of grant, resulting in a fair value of $50.76 per share on January 29, 2021 and a fair value of $58.01 on December 9, 2021.

42	KIRBY | 2022 PROXY STATEMENT

Outstanding Equity Awards at December 31, 2021

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3)

David W. Grzebinski	02/02/15	21,843	—	$74.99	02/02/22	—	$—
	02/01/16	35,235	—	51.23	02/01/23	—	—

	02/06/17	26,634	—	68.50	02/06/24	3,212	190,857

	02/22/18	26,358	—	75.50	02/22/25	6,528	387,894

	02/01/19	19,634	9,817	73.93	02/01/26	10,713	636,566

	01/31/20	11,384	22,768	73.29	01/31/27	15,052	894,390

	01/29/21	—	—	—	—	65,376	3,884,642

Raj Kumar	12/09/21	—	—	—	—	18,356	1,090,714

William G. Harvey	02/22/18	6,846	—	75.50	02/22/25	1,696	100,776
	02/01/19	7,660	3,830	73.93	02/01/26	4,182	248,494

	01/31/20	4,379	8,758	73.29	01/31/27	5,792	344,161

	01/29/21	—	—	—	—	15,675	931,409

Christian G. O’Neil	02/02/15	5,628	—	74.99	02/02/22	—	—
	02/01/16	9,075	—	51.23	02/01/23	—	—

	05/02/16	15,500	—	64.89	05/02/25	—	—

	02/06/17	6,861	—	68.50	02/06/24	828	49,200

	02/22/18	10,698	—	75.50	02/22/25	2,650	157,463

	02/01/19	6,694	3,347	73.93	02/01/26	3,654	217,121

	01/31/20	3,715	7,430	73.29	01/31/27	4,912	291,871

	01/29/21	—	—	—	—	23,150	1,375,573

Joseph H. Reniers	02/02/15	5,628	—	74.99	02/02/22	—	—
	05/02/16	15,500	—	64.89	05/02/25	—	—

	02/06/17	6,861	—	68.50	02/06/24	828	49,200

	09/18/17	1,143	—	64.65	09/18/24	136	8,081

	02/22/18	10,698	—	75.50	02/22/25	2,650	157,463

	02/01/19	6,694	3,347	73.93	02/01/26	3,654	217,121

	01/31/20	3,715	7,430	73.29	01/31/27	4,912	291,871

	01/29/21	—	—	—	—	23,150	1,375,573

Amy D. Husted	02/02/15	5,295	—	74.99	02/02/22	—	—

	02/01/16	3,541	—	51.23	02/01/23	—	—

	02/06/17	6,456	—	68.50	02/06/24	779	46,288

	02/22/18	5,706	—	75.50	02/22/25	1,414	84,020

	02/01/19	6,942	3,471	73.93	02/01/26	3,789	225,142

	01/31/20	2,889	5,778	73.29	01/31/27	5,732	340,595

	01/29/21	—	—	—	—	13,790	819,402

KIRBY | 2022 PROXY STATEMENT	43

(1)

Stock options become exercisable one-third after one year, two-thirds after two years and are fully exercisable after three years from the original grant dates, except for the stock options granted to Mr. Reniers and Mr. O’Neil on May 2, 2016 which became exercisable on May 2, 2021.

(2)

Restricted stock and RSUs vest 20% on January 24th of each year following the original grant dates, except for 24,626 RSUs awarded to Mr. Grzebinski, 9,850 RSUs awarded to Mr. O’Neil, and 9,850 RSUs awarded to Mr. Reniers on January 29, 2021 pursuant to their respective incentive and retention award agreements, which cliff vest 100% on January 24, 2024, and RSUs awarded to Mr. Kumar which vest 50% on December 9, 2022 and 2023.

(3)

The market value of the restricted stock or RSUs that had not vested as of December 31, 2021 is calculated using the closing price of the Company’s common stock on December 31, 2021, which was $59.42 per share.

Option Exercises and Stock Vested During 2021

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(1)

David W. Grzebinski	—	$—	18,105	$956,125

Raj Kumar	—	—	—	—

William G. Harvey	—	—	3,690	194,869

Christian G. O’Neil	—	—	21,115	1,282,898

Joseph H. Reniers	—	—	21,251	1,289,875

Amy D. Husted	—	—	5,223	275,827

(1)	Based on the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation

NAME	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR(2)	AGGREGATE BALANCE AT LAST FISCAL YEAR END

David W. Grzebinski	$—	$83,677	$786,346

Raj Kumar	—	—	—

William G. Harvey	—	5,858	64,800

Christian G. O’Neil	—	10,996	110,119

Joseph H. Reniers	—	10,138	99,756

Amy D. Husted	—	3,138	33,265

(1)

The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $290,000 for 2021). Contributions for 2021, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2020, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $53,200 to Mr. Grzebinski, $18,400 to Mr. Harvey, $17,200 to Mr. O’Neil, $13,200 to Mr. Reniers, and $7,680 to Ms. Husted.

(2)

Earnings and losses on deferred compensation for active employees under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings and losses on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan. The Deferred Compensation Plan for Key Employees was amended on April 24, 2018 to provide that if the payment of a participant’s benefit is delayed due to the American Jobs Creation Act of 2004 and section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the participant’s account will be credited with earnings based on a prime rate concept. Section 409A requires that certain participants must wait six months following termination of employment before they are permitted to receive a distribution. The Company will use a prime rate during any required delay period following termination of employment.

44	KIRBY | 2022 PROXY STATEMENT

Equity Compensation Plan Information as of December 31, 2021

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN FIRST COLUMN)

Equity compensation plans approved by stockholders	537,767	$70.66	2,202,589

Equity compensation plans not approved by stockholders(1)	88,980	$80.82	391,447

Total	626,747	$72.11	2,594,036

(1)

The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008 and 2012.

Potential Payments Upon Change in Control

The Company’s 2005 Stock and Incentive Plan provides for accelerated vesting of stock options, restricted stock and RSUs upon a change in control of the Company and a qualifying termination of employment in connection with or within 18 months after the change in control. A qualifying termination is a termination by the Company without “Cause” or a termination by the employee with “Good reason.” “Good reason” is defined in the 2005 Stock and Incentive Plan as either (i) a material adverse change in duties and responsibilities; (ii) a material reduction in base salary or bonus opportunity; or (iii) relocation of the primary workplace by more than 35 miles, each as compared to that in effect immediately prior to the change in control. If a change in control and qualifying termination of employment were to have occurred on December 31, 2021, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable and all of the restricted stock and RSUs granted to the named executive officers would have also immediately vested. The value of the stock options, restricted stock and RSUs in the summaries for each officer below is based on the Company’s closing market price of $59.42 per share on December 31, 2021. The Company is not aware of any arrangements that would result in a change in control of the Company at a subsequent date.

If a change in control were to have occurred on December 31, 2021, cash performance awards would have been considered earned for the proportionate part of the performance period prior to the change in control so that holders of the awards would have been entitled to receive the cash performance award based upon targets achieved at the time of the change in control.

David W. Grzebinski

Mr. Grzebinski held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2021.

Mr. Grzebinski had 3,212 shares of restricted stock and 97,669 RSUs that were not vested as of December 31, 2021. If a change in control and qualifying termination of employment had occurred on that date, the 3,212 shares would have become fully vested and 97,669 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Grzebinski’s restricted stock and RSUs would have been $5,994,349 ($59.42 per share value on December 31, 2021, multiplied by the fully vested 100,881 shares of restricted stock and RSUs).

On December 31, 2021, Mr. Grzebinski would have become entitled to payments under previously granted cash performance awards of $784,191 if a change in control had occurred on that date.

Raj Kumar

Mr. Kumar had 18,356 RSUs that were not vested as of December 31, 2021. If a change in control and qualifying termination of employment had occurred on that date, the 18,356 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Kumar’s RSUs would have been $1,090,714 ($59.42 per share value on December 31, 2021, multiplied by the fully vested 18,356 RSUs).

In connection with commencement of his employment with the Company, Mr. Kumar is entitled to a cash payment equal to one year of his current base salary and the greater of the current year’s target bonus or actual bonus calculation if his employment is terminated within 24 months of his date of hire, November 29, 2021, due to a change in control. Accordingly, on December 31, 2021, Mr. Kumar would have become entitled to a cash payment equal to an aggregate of $850,000 if a change in control had occurred on that date and his employment were terminated on such date.

KIRBY | 2022 PROXY STATEMENT	45

William G. Harvey

Mr. Harvey held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2021.

Mr. Harvey had 27,345 RSUs that were not vested as of December 31, 2021. If a change in control and qualifying termination of employment had occurred on that date, the 27,345 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Harvey’s RSUs would have been $1,624,840 ($59.42 per share value on December 31, 2021, multiplied by the fully vested 27,345 RSUs).

On December 31, 2021, Mr. Harvey would have become entitled to payments under previously granted cash performance awards of $301,649 if a change in control had occurred on that date.

Christian G. O’Neil

Mr. O’Neil held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2021.

Mr. O’Neil had 828 shares of restricted stock and 34,366 RSUs that were not vested as of December 31, 2021. If a change in control and qualifying termination of employment had occurred on that date, the 828 shares would have become fully vested and 34,366 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. O’Neil’s restricted stock and RSUs would have been $2,091,227 ($59.42 per share value on December 31, 2021, multiplied by the fully vested 35,194 shares of restricted stock and RSUs).

On December 31, 2021, Mr. O’Neil would have become entitled to payments under previously granted cash performance awards of $273,300 if a change in control had occurred on that date.

Joseph H. Reniers

Mr. Reniers held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2021.

Mr. Reniers had 964 shares of restricted stock and 34,366 RSUs that were not vested as of December 31, 2021. If a change in control and qualifying termination of employment had occurred on that date, the 964 shares would have become fully vested and 34,366 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Reniers’ restricted stock and RSUs would have been $2,099,309 ($59.42 per share value on December 31, 2021, multiplied by the fully vested 35,330 shares of restricted stock and RSUs).

On December 31, 2021, Mr. Reniers would have become entitled to payments under previously granted cash performance awards of $265,800 if a change in control had occurred on that date.

Amy D. Husted

Ms. Husted held no unexercisable options to purchase shares of common stock that were in-the-money as of December 31, 2021.

Ms. Husted had 779 shares of restricted stock and 24,725 RSUs that were not vested as of December 31, 2021. If a change in control and qualifying termination of employment had occurred on that date, the 779 shares would have become fully vested and 24,725 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Ms. Husted’s RSUs would have been $1,515,448 ($59.42 per share value on December 31, 2021, multiplied by the fully vested 25,504 shares of restricted stock and RSUs).

46	KIRBY | 2022 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF

COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2022. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED ON MARCH 1, 2022
	DIRECT(1)	INDIRECT		RIGHT TO ACQUIRE(2)		TOTAL	PERCENT OF COMMON STOCK(3)

DIRECTORS

Anne-Marie N. Ainsworth	19,257	—		—		19,257

Richard J. Alario	24,433	—		12,000		36,433

Tanya S. Beder	8,290	—		—		8,290

Barry E. Davis	23,456	10,000	(5)	8,480		41,936

C. Sean Day	71,090	—		18,000		89,090

David W. Grzebinski(4)	67,258	—		140,446		207,704

Joseph H. Pyne	104,711	6,250	(6)	21,396		132,357

Richard R. Stewart	26,780	—		12,000		38,780

William M. Waterman	76,517	82,249	(7)	22,000		180,766

Shawn D. Williams	2,653	—		—		2,653

NAMED EXECUTIVES

Raj Kumar	—	—		—		—

William G. Harvey	8,990	—		27,094	(9)	36,084

Christian G. O’Neil	23,276	—		59,605		82,881

Joseph H. Reniers	18,178	—		51,673		69,851

Amy D. Husted	20,962	200	(8)	31,894		53,056

Directors and Executive Officers as a group (22 in number)	540,554	99,279		463,445		1,103,278	1.8%

(1)

Shares owned as of March 1, 2022 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes any shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 1, 2022.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Mr. Grzebinski is both a director and a named executive officer.

KIRBY | 2022 PROXY STATEMENT	47

(5)	Shares are held by MK Holdings, LP, a family limited partnership, of which Mr. Davis is the general partner. Mr. Davis disclaims beneficial ownership of the partnership shares.

(6)	Shares are held by a trust for the benefit of Mr. Pyne’s daughter.

(7)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

(8)	Shares owned by Ms. Husted’s husband. Ms. Husted disclaims beneficial ownership of the shares.

(9)

Mr. Harvey separated from the Company effective March 2, 2022. All shares for which he had a right to acquire as of March 1, 2022 represent vested stock options scheduled to expire on April 1, 2022 in accordance with the terms of the Company’s 2005 Stock and Incentive Plan.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS (1)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,446,956	(2)	9.0%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	5,036,981	(3)	8.4%
Morgan Stanley 1585 Broadway New York, NY 10036	4,351,311	(4)	7.2%
FMR LLC 245 Summer Street Boston, MA 02210	3,612,937	(5)	6.0%

(1)	Based on the Company’s outstanding shares of common stock on March 1, 2022.

(2)	Based on Schedule 13G/A, dated February 10, 2022, filed by The Vanguard Group with the SEC.

(3)	Based on Schedule 13G/A, dated February 1, 2022, filed by BlackRock, Inc. with the SEC.

(4)	Based on Schedule 13G/A, dated February 10, 2022, filed by Morgan Stanley with the SEC.

(5)	Based on Schedule 13G/A, dated February 9, 2022, filed by FMR LLC Management with the SEC.

48	KIRBY | 2022 PROXY STATEMENT

CEO PAY RATIO

As required by SEC regulation, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (“CEO”).

For 2021, our last completed fiscal year, the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO and other than as explained below) was $85,164, and the annual total compensation of our CEO was $5,826,592.

Based on this information, for 2021 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 68:1.

To determine the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO), we identified our total employee population as of December 31, 2021, which consisted of approximately 5,125 employees excluding a de minimis number of non-U.S. employees.

To identify the median employee, we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2021. “Total compensation” consisted of gross wages to include base wages, incentives, paid time off, overtime, and perquisites. We annualized gross wages for employees who were not employed for the full year in 2021. We then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the CEO.

KIRBY | 2022 PROXY STATEMENT	49

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

50	KIRBY | 2022 PROXY STATEMENT

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Under SEC regulations, stockholder proposals must be received by the Company at its principal executive offices no later than November 3, 2022 to be included in the Company’s proxy statement and form of proxy for the 2023 Annual Meeting of Stockholders. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal (including director nominations) for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 days, or January 26, 2023, nor more than 120 days, or December 27, 2022, prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class III directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2022, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on any other matters.

You are encouraged to complete, sign and return the proxy card or vote your shares via the phone or internet even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The solicitation of proxies is made by the Company on behalf of its Board of Directors and the cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to solicit proxies at an estimated cost of $10,000, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 1, 2022 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 1, 2022, the Company had approximately 60,201,000 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting via attendance or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2022 (Proposal 2). Proposal 3 is a non-binding advisory vote on matters related to executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

KIRBY | 2022 PROXY STATEMENT	51

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2022

This Proxy Statement and the Company’s 2021 Annual Report, which includes the Annual Report on Form 10-K filed with the SEC, are available electronically at www.proxydocs.com/KEX and the Company’s website at www.kirbycorp.com in the Investor Relations section under Financials.

The following proposals will be considered at the meeting:

Proposal 1	Election of three Class III directors

Proposal 2	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2022

Proposal 3	Advisory vote on the approval of the compensation of the Company’s named executive officers

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2022 and “FOR” approval of our executive compensation.

BY ORDER OF THE BOARD OF DIRECTORS

Amy D. Husted

Vice President, General Counsel and Secretary

March 4, 2022

Houston, Texas

KIRBY | 2022 PROXY STATEMENT	A- 1

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items

(unaudited, $ in millions except per share amounts)

	FULL YEAR 2021

	OPERATING INCOME (LOSS)	EARNINGS (LOSS) BEFORE TAX	NET EARNINGS (LOSS) ATTR. KIRBY	DILUTED EARNINGS (LOSS) PER SHARE

GAAP Operating loss and net loss	$(258.1)	$(290.6)	$(247.0)	$(4.11)

One-time items:

Impairments and other charges	340.7	340.7	275.0	4.58

Louisiana tax law change	—	—	5.7	0.09

Operating income and earnings, excluding one-time items(1)	$82.6	$50.1	$33.7	$0.56

	FULL YEAR 2020

	OPERATING INCOME (LOSS)	EARNINGS (LOSS) BEFORE TAX	NET EARNINGS (LOSS) ATTR. KIRBY	DILUTED EARNINGS (LOSS) PER SHARE

GAAP Operating loss and net loss	$(420.8)	$(461.4)	$(272.5)	$(4.55)

One-time items:

Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	—	(50.8)	(0.85)

Impairments and other charges	561.3	561.3	433.3	7.24

Operating income and earnings, excluding one-time items(1)	$140.5	$99.9	$110.0	$1.84

	FULL YEAR 2019

	OPERATING INCOME	EARNINGS BEFORE TAX	NET EARNINGS ATTR. KIRBY	DILUTED EARNINGS PER SHARE

GAAP Operating income and earnings	$242.0	$189.8	$142.3	$2.37

One-time items:

Inventory write-down	35.5	35.5	28.0	0.47

Severance and early retirement expense	4.8	4.8	3.7	0.06

Operating income and earnings, excluding one-time items(1)	$282.3	$230.1	$174.0	$2.90

(1)

Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: operating income, excluding one-time items; earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results. These non-GAAP financial measures are not calculations based on GAAP and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

KIRBY | 2022 PROXY STATEMENT	B- 1

APPENDIX B

Reconciliation of GAAP Net Earnings Attributable to Kirby to Non-GAAP Adjusted EBITDA

(unaudited, $ in millions)

	2021	2020	2019

Net earnings (loss) attributable to Kirby	$(247.0)	$(272.5)	$142.3

Interest expense	42.5	48.7	56.0

Provision (benefit) for taxes on income	(43.8)	(189.8)	46.8

Impairment of long-lived assets	121.7	165.3	—

Impairment of goodwill	219.0	388.0	—

Depreciation and amortization	213.7	219.9	219.7

Adjusted EBITDA, Non-GAAP(1)	$306.1	$359.6	$464.8

(1)

Kirby reports its financial results in accordance with GAAP. However, Kirby believes that the non-GAAP financial measure Adjusted EBITDA is useful in managing Kirby’s businesses and evaluating Kirby’s performance. Adjusted EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets and impairment of goodwill is used because of its wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization, impairment of long-lived assets, and impairment of goodwill). Adjusted EBITDA is one of the performance measures used in Kirby’s AIP. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. This non-GAAP financial measure is not a substitute for GAAP financial results and should only be considered in conjunction with Kirby’s financial information that is presented in accordance with GAAP.

Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007 713-435-1000 www.kirbycorp.com

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/KEX
● Cast your vote online
● Have your Proxy Card ready
● Follow the simple instructions to record your vote
PHONE Call toll-free 1-866-430-8285
● Use any touch-tone telephone
● Have your Proxy Card ready
● Follow the simple recorded instructions
MAIL
● Mark, sign and date your Proxy Card
● Fold and return your Proxy Card in the postage-paid envelope provided
IN PERSON
● Please bring your ballot if you intend to vote at the meeting

Kirby Corporation
Annual Meeting of Stockholders

For Stockholders of record as of March 1, 2022

TIME:	Tuesday, April 26, 2022 10:00 AM, Local Time
PLACE:	55 Waugh Drive, Suite 1100
Houston, TX 77007

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints David W. Grzebinski, Raj Kumar, Ronald A. Dragg, and Amy D. Husted, and each or either of them (“Named Proxies”), as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kirby Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Kirby Corporation

Annual Meeting of Stockholders

Please make your marks like this:  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of three Class III Directors
		FOR	AGAINST	ABSTAIN
	1.01 Anne-Marie N. Ainsworth				FOR

	1.02 William M. Waterman				FOR

	1.03 Shawn D. Williams				FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2022				FOR

3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers				FOR

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appear(s) on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date